UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Williams Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The sole purpose of this revision to the original Definitive Proxy Statement filed on April 22, 2009, is to correct a typographical error in the table entitled, “Grants of Plan Based Awards in Fiscal Year 2008,” on page 37 of the Definitive Proxy Statement.

STEVEN J. MALCOLM
CHAIRMAN OF THE BOARD

To the Stockholders of The Williams Companies, Inc.:

You are cordially invited to attend the 2009 annual meeting of stockholders of The Williams Companies, Inc. The meeting will be held on Thursday, May 21, 2009, in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, at 11:00 a.m., Central time. We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

The notice of the annual meeting and proxy statement accompanying this letter provide information concerning matters to be considered and acted upon at the annual meeting. At the annual meeting we will provide a report on our operations, followed by a question-and-answer and discussion period.

For security reasons, briefcases, backpacks, and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.

We know that most of our stockholders are unable to attend the annual meeting in person. We solicit proxies so that you have an opportunity to vote on all matters that are scheduled to come before the annual meeting. Whether or not you plan to attend, you can be sure your shares are represented by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

Thank you for your continued interest in our Company.

Very truly yours,

Steven J. Malcolm

Enclosures
April 22, 2009

THE WILLIAMS COMPANIES, INC.
One Williams Center
Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2009

The annual meeting of stockholders of The Williams Companies, Inc. will be held at the time and place and for the purposes indicated below.

TIME	11:00 a.m., Central time, on Thursday, May 21, 2009

PLACE	Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma

ITEMS OF BUSINESS	1. To elect four directors;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2009;

3. To consider one stockholder proposal, if properly presented; and

4. To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

RECORD DATE	You can vote and attend the annual meeting if you were a stockholder of record at the close of business on March 30, 2009.

ANNUAL REPORT	Our 2008 annual report, which includes a copy of our annual report on Form 10-K, accompanies this proxy statement.

VOTING	EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE PROMPTLY VOTE IN ONE OF THE FOLLOWING WAYS SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING:

1. CALL THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;

2. VOTE VIA THE INTERNET on the website shown on the proxy card; or

3. MARK, SIGN, DATE, AND RETURN the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of proxy materials for the Stockholder Meeting to be held on May 21, 2009.

The annual report and proxy statement are available at http://www.edocumentview.com/wmb.

By order of the Board of Directors,

La Fleur C. Browne
Corporate Secretary

Tulsa, Oklahoma
April 22, 2009

THE WILLIAMS COMPANIES, INC.
One Williams Center
Tulsa, Oklahoma 74172

PROXY STATEMENT

GENERAL

We are providing this proxy statement to you as part of a solicitation by the Board of Directors (the “Board”) of The Williams Companies, Inc. for use at our 2009 Annual Stockholders’ Meeting and at any adjournment or postponement thereof. We will hold the meeting at the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, on Thursday, May 21, 2009, at 11:00 a.m., Central time.

Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report are available at http://www.edocumentview.com/wmb, which does not have “cookies” that identify visitors to the site.

We expect to mail this proxy statement and accompanying proxy card to stockholders beginning on or about April 22, 2009. Unless the context otherwise requires, all references in this proxy statement to “Williams,” the “Company,” “we,” “us,” and “our” refer to The Williams Companies, Inc. and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	You are receiving these materials because at the close of business on March 30, 2009 (the “Record Date”), you owned shares of our common stock. All stockholders of record on the Record Date are entitled to attend and vote at the annual meeting. Each stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 580,079,341 shares of common stock outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

Q:	What information is contained in these materials?

A:	This proxy statement includes information about the nominees for director and other matters to be voted on at the annual meeting. This proxy statement also includes information about the voting process and requirements, the compensation of our directors and the principle executive officer, the principal financial officer and the three other most highly compensated officers (collectively referred to as our “Named Executive Officers” or “NEOs”), and certain other information required under SEC rules.

Q:	What matters can I vote on?

A:	You can vote on the following matters:

• election of four of our directors;

• ratification of Ernst & Young LLP as our independent auditors for 2009;

• a stockholder proposal requesting that the Company eliminate classification of terms of the Board to require all directors to stand for election annually; and

• any other business properly coming before the annual meeting.

In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on that nominee. For the other matters, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

We know of no matters to be presented at the annual meeting other than those included in this notice. By signing the proxy card you are also giving authority to the persons named on the proxy card to take action on additional matters that may properly come before the annual meeting. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the annual meeting, the persons named in the accompanying proxy card will vote according to their best judgment.

All votes are confidential, unless disclosure is legally necessary.

Q:	How does the Board recommend that I vote on each of the matters?

A:	The Board recommends that you vote FOR each of the director nominees and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2009 (FOR ITEMS 1-2) and AGAINST the other proposal (AGAINST ITEM 3).

Q:	How do I vote if I am a beneficial owner?

A:	You are a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee (commonly referred to as being held in “street name”). Your broker, bank, or nominee is the stockholder of record and therefore has forwarded proxy-related materials to you as the beneficial owner. Most of our stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from you broker, bank, or nominee giving you the right to vote the shares.

As a beneficial owner, you may vote your shares in any one of the following ways:

• Call the toll-free number shown on the proxy card;

• Vote on the Internet on the website shown on the proxy card;

• Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or

• Vote in person at the annual meeting only if you obtain a signed legal proxy from your broker, bank, or nominee giving you this right.

Q.	Will my shares held in street name be voted if I do not provide my proxy?

A.	If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. Under the current rules of the New York Stock Exchange (“NYSE”), on certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The election of directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors are considered routine matters for this purpose, assuming that no contest arises as to any of these matters. The stockholder proposal is not considered a routine matter and your bank or broker will not be permitted to vote your shares unless proper voting instructions are received from you.

Q:	How do I vote if I am a stockholder of record?

A:	You are a stockholder of record if your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC.

As a stockholder of record, you may vote your shares in any one of the following ways:

• Call the toll-free number shown on the proxy card;

• Vote on the Internet on the website shown on the proxy card;

• Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or

• Vote in person at the annual meeting.

Q.	What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

A.	If you sign and return your proxy card or complete the Internet or Telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

• FOR the election of each of the director nominees.

• FOR the approval ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

• AGAINST the stockholder proposal.

If you participate in the Williams Investment Plus Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained below under the question “How do I vote if I participate in the Williams Investment Plus Plan?”

Q:	Can I change my vote or revoke my proxy?

A:	Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can change your vote by voting again by telephone or on the Internet, executing and returning a later dated proxy, or attending the annual meeting and voting in person. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank, or other nominee. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our corporate secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Q:	What shares are included on my proxy card?

A.	Your proxy card includes shares held in your own name and shares held in any Williams plan. You may vote these shares by Internet, telephone or mail, all as described on the enclosed proxy card.

Q.	How do I vote if I participate in the Williams Investment Plus Plan?

A.	If you hold shares in the Williams Investment Plus Plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

Q:	What is the quorum requirement for the meeting?

A:	There must be quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). For a quorum to exist at the meeting, stockholders holding a majority of the shares entitled to vote at the annual meeting must be present in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or on the Internet, or if you vote in person at the annual meeting.

Abstentions and broker non-votes are counted as present and entitled to vote for determining a quorum. “Broker non-votes” are shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. See “Will my shares held in street name be voted if I do not provide my proxy?”

Q:	What is the voting requirement to approve each of the matters?

A:	A majority of the votes cast by the stockholders is required to approve Items 1-3. Other matters that may properly come before the annual meeting may also require more than a majority vote under our by-laws, the laws of Delaware, our restated certificate of incorporation, or other applicable laws.

Q:	How will the votes be counted?

A:	Abstentions from voting on the election of a director nominee will not be considered a vote cast with respect to that director’s election and therefore will not be counted in determining whether the director received a majority of the votes cast. Abstentions from voting on any other proposal will have the same effect as a vote against that proposal.

Broker non-votes (described two questions above) will be treated as not present and not entitled vote.

Q:	Who will count the votes?

A:	Votes for the annual meeting will be counted by a representative of Computershare Trust Company, who will act as the inspector of elections at the 2009 annual meeting.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the voting results at the meeting. We will also disclose the voting results in our Quarterly Report on Form 10-Q for the period ended June 30, 2009.

Q:	May I propose actions for consideration at the 2010 meeting of stockholders?

A:	Yes. For your proposal to be considered for inclusion in our proxy statement for the 2010 meeting, we must receive your written proposal no later than December 24, 2009. If we change the date of the 2010 meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Your proposals must comply with SEC regulations regarding stockholder proposals.

For you to raise a proposal (including a director nomination) from the floor during our 2010 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than January 22, 2010 and no later than February 22, 2010 and it must contain the additional information required by our by-laws. Proposals should be addressed to our corporate secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Q:	Who is paying for this proxy solicitation?

A:	The proxy card accompanying this proxy statement is solicited by the Board. We expect to solicit proxies in person, by telephone, or other electronic means. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. We expect to pay MacKenzie Partners, Inc. an estimated $17,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation including the cost of preparing and mailing the proxy statement and accompanying proxy card. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock.

Q.	Are you “householding” for stockholders sharing the same address?

A.	Yes. The SEC’s rules regarding the delivery to stockholders of proxy statements and annual reports permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2008 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card. If you nevertheless would like to receive more than one copy of this proxy statement and our 2008 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Investor Services, LLC, toll free at 1- 800-884-4225. The same phone number may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of an annual report or proxy statement if you are receiving multiple copies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our restated certificate of incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board, except that the total number of directors may not be less than five nor more than 17. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

Each of the 2009 nominees for the office of director, Messrs Engelhardt, Green, Howell and Lorch were elected by Williams’ stockholders on May 18, 2006. The terms of Messrs Engelhardt, Green, Howell and Lorch expire this year. The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Engelhardt, Green, Howell, and Lorch. Should any nominee named herein become unable for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person or persons as the Nominating and Governance Committee may recommend. The Board may propose to replace such nominee or, if none, the Nominating and Governance Committee may recommend that the size of the Board be reduced.

We have included below certain information about the nominees for election as directors as well as the directors who will continue in office after the annual meeting. Dr. Lillis, one of our directors, resigned from the Board effective March 18, 2009.

Director Nominees Whose Terms Expire At The Annual Meeting In 2012

Irl F. Engelhardt, Age 62, Class II

Director since 2005. Mr. Engelhardt has served as chairman of Patriot Coal Corporation since November 2007. He was chairman of Peabody Energy Corporation or its predecessor companies from 1993 to 2007, and chief executive officer from 1990 through 2005. He was also co-CEO of The Energy Group from 1997 to 1998 and chairman of Citizens Power from 1998 to 2000. Mr. Engelhardt is a director of Patriot Coal and Valero Energy Corporation and the former chairman of The Federal Reserve Bank of St. Louis.

William E. Green, Age 72, Class II

Director since 1998. Mr. Green is the founder of William Green & Associates, a Palo Alto, California law firm and has been with the firm since 1974. He is also the vice president, general counsel and secretary of AIM Broadcasting, LLC. He is a former trustee of Rochester Savings Bank. Mr. Green is a director of Philanthropic Ventures, Inc., Ramsell Holding Corporation and Flowers Heritage Foundation.

W.R. Howell, Age 73, Class II

Director since 1997. Mr. Howell is chairman emeritus of J.C. Penney Company, Inc. He was chairman of the board and chief executive officer of J.C. Penney from 1983 to 1996. He is a director of Pfizer, Inc. and Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly-owned subsidiaries of Deutsche Bank AG.

George A. Lorch, Age 67, Class II

Director since 2001. Mr. Lorch is chairman emeritus of Armstrong Holdings, Inc. He was the chief executive officer and president of Armstrong World Industries, Inc from 1993 to 1994 and chairman of the board and chief executive officer from 1994 to 2000. From May 2000 to August 2000 he was chairman of the board and chief executive officer of Armstrong Holdings, Inc. Mr. Lorch is a director of Pfizer, Inc., Autoliv, Inc., HSBC Finance and HSBC North America Holding Co., non-public, wholly owned subsidiaries of HSBC LLC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NAMED IN PROPOSAL 1.

Directors Continuing in Office

Directors Whose Terms Expire At The Annual Meeting In 2010

Kathleen B. Cooper, Age 64, Class III

Director since 2006. Dr. Cooper was appointed senior fellow of the Tower Center for Political Studies at Southern Methodist University in August 2007. For two previous academic years she was the dean of the College of Business Administration at the University of North Texas. From 2001 to 2005, she was an under secretary for economic affairs at the U.S. Department of Commerce. Dr. Cooper is a director of Texas Security Bank.

William R. Granberry, Age 66, Class III

Director since 2005. Mr. Granberry is a member of Compass Operating Company, LLC. From 1999 to 2004 he managed investments and consulted with oil and gas companies. He is a director of Legacy Reserves GP, LLC and Manor Park, Inc.

William G. Lowrie, Age 65, Class III

Director since 2003. Mr. Lowrie is a retired deputy chief executive officer of BP Amoco PLC, where he spent his entire 33-year career holding various positions of increasing responsibility at Amoco. Mr. Lowrie is a director of The Ohio State University Foundation.

Directors Whose Terms Expire At The Annual Meeting In 2011

Joseph R. Cleveland, Age 64, Class I

Director since 2008. Mr. Cleveland was the Chief Information Officer of Lockheed Martin Corporation from 2001 to 2008. He was also President of Lockheed Martin Enterprise Information Systems from 1995 to 2008.

Juanita H. Hinshaw, Age 64, Class I

Director since 2004. Ms. Hinshaw was senior vice president and chief financial officer of Graybar Electric Company from 2000 to 2005. Prior to joining Graybar Electric Company, she was with Monsanto Company for fifteen years. Ms. Hinshaw is a director of Insituform Technologies, Inc. and SYNERGETICS USA, INC.

Frank T. MacInnis, Age 62, Class I

Director since 1998. Mr. MacInnis has been chairman of the board and chief executive officer of EMCOR Group, Inc. since 1994. Mr. MacInnis is also chairman of the board and chief executive officer of ComNet Communications, Inc. He is a director of ITT Inc. and the Greater New York Chapter of the March of Dimes.

Steven J. Malcolm, Age 60, Class I

Director since 2001. Mr. Malcolm has been chairman of the board and chief executive officer of Williams since 2002. He was president and chief operating officer of Williams from September 2001 to 2002 and an executive vice president from May 2001 to September 2001. Mr. Malcolm was president and chief executive officer of Williams Energy Services, LLC, a subsidiary of Williams, from 1998 to 2001 and senior vice president and general manager of Williams Field Services Company, a subsidiary of Williams, from 1994 to 1998. Mr. Malcolm is a director of Williams Partners GP LLC, the general partner of Williams Partners L.P., Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P., BOK Financial Corporation and Bank of Oklahoma N.A.

Janice D. Stoney, Age 68, Class I

Director since 1999. Ms. Stoney retired as an executive vice president from U S WEST Communications, Inc. in 1992. Ms. Stoney is a director of Whirlpool Corporation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

General

Our Board is committed to sound corporate governance practices. Our Board believes that strong corporate governance is critical to achieving our performance goals, and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stockholders. Our Board has established broad corporate policies and has the responsibility for our overall performance and the operation of the Company by the Chief Executive Officer (“CEO”) and other officers.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of Williams and address the operation and structure of the Board, committees of the Board and other Board practices. The Corporate Governance Guidelines are reviewed at least annually by the Nominating and Governance Committee. The Corporate Governance Guidelines are available on our website at http://www.williams.com from the Corporate Responsibility/Corporate Governance/Guidelines tab.

Meeting Preparation and Participation

Our Board members actively participate in Board and committee meetings. Generally, materials are distributed to our Board members one week in advance of each regular Board meeting. To facilitate active participation, Board members are expected to review the materials in advance of the meetings.

Strategic Planning

During the year, the Board meets with management to discuss and approve strategic plans, financial goals, capital spending and other factors critical to successful performance. A mid-year review of progress on objectives and strategies is also conducted. During Board meetings, directors review key issues and financial performance. The Board meets privately with the CEO six times per year and meets in executive session at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. In 2008, the Board also held one of its regularly scheduled meetings at one of our field locations to further the directors’ education about our operations.

Board/Committee/Director Evaluations

The Board and each of the Board committees conduct annual self-assessments. The Nominating and Governance Committee also conducts individual director evaluations of all directors on an annual basis.

Chief Executive Officer Evaluation and Management Succession

The Board annually sets the CEO’s performance goals and objectives and meets in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development and succession.

Lead Director

Mr. W. R. Howell currently serves as the Lead Director. The Lead Director presides over executive sessions of the non-employee directors, consults with our chairman of the Board and our corporate secretary to establish an agenda for each Board meeting, oversees the flow of information to the Board and acts as liaison between the non-employee directors and management.

Executive Sessions of Non-Employee Directors

Non-employee directors meet without management present at each regularly scheduled Board meeting. Additional meetings may be called by the Lead Director in his discretion or at the request of the Board. The Lead Director presides over meetings of the non-employee directors.

Committees of the Board

In accordance with our by-laws, the Board annually elects from its members, the members and the chairman of each committee. The Board has adopted charters for each of the standing committees of the Board. The standing committees report to the full Board at each regular Board meeting.

Director Independence

The Board has adopted director independence standards, which are available as an attachment to our Corporate Governance Guidelines available on our website at http://www.williams.com from the Corporate Responsibility/Corporate Governance/Guidelines tab.

The Board has affirmatively determined that each of Mr. Cleveland, Dr. Cooper, Mr. Engelhardt, Mr. Granberry, Mr. Green, Ms. Hinshaw, Mr. Howell, Dr. Lillis, Mr. Lorch, Mr. Lowrie, Mr. MacInnis and Ms. Stoney is an “independent director” under the current Listing Standards of the NYSE and our director independence standards. In so doing, the Board determined that each of these individuals met the “bright line” independence standards of the NYSE and our director independence standards. In addition, the Board considered transactions and relationships between each director and any member of his or her immediate family and the Company and its affiliates and subsidiaries.

With respect to Mr. Howell, the Board considered the fact that Mr. Howell is a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, which provide services to us. In determining that the relationship was not material, the Board considered the fact that the relationship arises only from his position as a director, that he has no material interest in any of the transactions, that he had no role in any such transactions, and that such relationship would not bar independence under the NYSE Listing Standards or our director independence standards.

With respect to Mr. Lorch, the Board considered the fact that Mr. Lorch is a director of HSBC Finance Corporation and HSCB North America Holding Co., which provide services to us. In determining that the relationship was not material, the Board considered the fact that the relationship arises only from his position as a director, that he has no material interest in any of the transactions, that he had no role in any such transactions, and that such relationship would not bar independence under the NYSE Listing Standards or our director independence standards.

With respect to Dr. Lillis, the Board considered the fact that Dr. Lillis is a director of Medco Health Solutions, Inc., a company that provides services to us. In determining that this relationship was not material, the Board considered the fact that the relationship arises only from his position as a director, that he has no material interest in any of the transactions, that he had no role in any such transactions, and that such a relationship would not bar independence under the NYSE Listing Standards or our director independence standards.

With respect to Ms. Hinshaw, the Board considered the fact that Ms. Hinshaw is a director of Insituform Technologies, Inc. a company whose subsidiaries, Bayou Coating LLC and Bayou Companies LLC, provide services to us. In determining that the relationship was not material, the Board considered the fact that the relationship arises only from her position as a director, that she has no material interest in any of the transactions, that she had no role in any such transactions, and that the relationship would not bar independence under the NYSE Listing Standards or our director independence standards.

No member of our Board serves as an executive officer of any non-profit organization to which we made contributions within any single fiscal year of the preceding three years that exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues. Further, in accordance with our director independence standards, the Board determined that there were no discretionary contributions to a non-profit organization with which a director, or a director’s spouse, has a relationship that impacts the director’s independence.

The Board determined that Mr. Malcolm is not independent because he is an executive officer of the Company.

Transactions with Related Persons

The Board has adopted written policies and procedures with respect to related person transactions. The policies and procedures are part of the Audit Committee charter. The Audit Committee is responsible for reviewing each transaction with related persons, promoters and certain control persons that are required to be disclosed in our filings with the SEC. The chair of the Audit Committee is responsible for reviewing related person transactions in the event it is impractical to convene an Audit Committee meeting prior to entering into a related person transaction. The Audit Committee or the chair, in good faith, shall approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. Any proposed related person transaction involving a member of the Board shall be reviewed and approved by the full Board. During 2008, there were no transactions that required review or approval by the Audit Committee or the full Board in accordance with the policy.

Majority Vote Standard

Our Board has adopted a majority vote standard for the election of directors in uncontested elections. The Board also provides for director resignations in the event a director fails to receive a majority of the votes cast in an uncontested election. We hold an irrevocable resignation for each director. If a director fails to receive the required votes for election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the resignation. The Nominating and Governance Committee will then submit its recommendation for consideration by the Board. The Board will act on the recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. The Board expects the director whose tendered resignation is under consideration to abstain from participating in any decision regarding that tendered resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s tendered resignation. If the Board accepts a director’s tendered resignation, the Nominating and Governance Committee shall recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Director Attendance at Annual Meeting of Stockholders

We have a policy regarding Board member attendance at our annual meeting of stockholders. All Board members are expected to attend our annual meeting of stockholders. Twelve of the 13 of the then-current Board members attended the 2008 annual meeting of stockholders.

Communications with Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, by contacting our corporate secretary or the Lead Director. The contact information is maintained on the Investor page of our website at http://www.williams.com.

The current contact information is as follows:

The Williams Companies, Inc.
One Williams Center, MD 47
Tulsa, Oklahoma 74172
Attn: Lead Director

The Williams Companies, Inc.
One Williams Center, MD 47
Tulsa, Oklahoma 74172
Attn: Corporate Secretary
Email: lafleur.browne@williams.com

All such communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to our Company.

Code of Ethics

We have adopted a code of ethics specific to the NEOs. The Code of Ethics for Senior Officers was filed with the SEC as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003. In addition, we have adopted a code of business conduct that is applicable to all employees and directors. The Code of Ethics for Senior Offices and the Williams Code of Business Conduct are available on the Company’s website at http://www.williams.com on the Corporate Responsibility/Corporate Governance/Ethics & Compliance Program tab.

How to Obtain Copies of our Governance-Related Materials

Copies of our Corporate Governance Guidelines, Code of Ethics for Senior Officers, the Williams Code of Business Conduct and the charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on our website at http://www.williams.com on the Corporate Responsibility/Corporate Governance tab. Copies of these documents are also available in print to any stockholder who requests them by sending a written request to our corporate secretary at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Board and Committee Structure and Meetings

Board Meetings

The full Board met 14 times in 2008. Further, the non-employee directors met six times without the chairman of the Board and CEO present. No director attended fewer than 75% of the aggregate of the Board and applicable committee meetings held in 2008.

Board Committees

The Board has four standing committees: Audit, Compensation, Finance and Nominating and Governance. The Board has also established an ad hoc Litigation committee. Each standing committee’s written charter, as adopted by the Board, is available on the Company’s website at http://www.williams.com.

Board Committee Membership and Number of Meetings in 2008

The following is a description of each of the committees, committee membership and number of committee meetings in 2008.

Nominating
and
	Audit	Compensation	Finance	Governance
	Committee	Committee	Committee	Committee
Joseph R. Cleveland	✓		✓
Kathleen B. Cooper		✓	✓
Irl F. Engelhardt	✓		✓
William R. Granberry		✓	✓
William E. Green	✓			✓
Juanita H. Hinshaw	✓		●
W. R. Howell		●		✓
George A. Lorch		✓		✓
William G. Lowrie	●			✓
Frank T. MacInnis		✓		●
Steven J. Malcolm
Janice D. Stoney		✓		✓

Number of Meetings in 2008	11	7	7	6

●	= Chairperson

✓	= Committee Member

Audit Committee

Williams has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee:

•	appoints, evaluates and determines the compensation of Ernst & Young LLP, our independent auditors;

•	assists the Board in fulfilling its responsibilities for generally overseeing the Company’s financial reporting processes and the audit of the Company’s financial statements, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and risk assessment and risk management;

•	reviews the qualifications and independence of the independent registered public accounting firm;

•	reviews the performance of the Company’s internal audit function and the independent registered public accounting firm;

•	reviews the Company’s earnings releases;

•	reviews transactions between the Company and related persons that are required to be disclosed in our filings with the SEC;

•	oversees investigations into complaints concerning financial matters;

•	annually reviews its charter and performance; and

•	prepares the Audit Committee report for inclusion in the annual proxy statement.

Our Board has determined that all members of the Audit Committee are “financially literate” as defined by the rules of the NYSE and that Ms. Juanita H. Hinshaw and Mr. Irl F. Engelhardt qualify as “audit committee financial experts” as defined by the rules of the SEC. No Audit Committee member serves on more than three public company audit committees. Each member of the Audit Committee is independent within the meaning of the NYSE Listing Standards, Rule 10A-3 of the Exchange Act and the Company’s director independence standards.

Compensation Committee

The Compensation Committee oversees and directs the design and implementation of strategic compensation programs for our NEOs that align the interests of our NEOs with those of our stockholders. The Compensation Committee’s key responsibilities include:

•	approving executive compensation philosophy, policies and programs;

•	recommending to the Board incentive and equity-based compensation plans;

•	setting corporate goals and objectives for compensation;

•	evaluating the CEO and other NEOs’ performance in light of those goals and objectives;

•	approving the CEO and other NEOs compensation including salary, incentive compensation, equity-based compensation and any other remuneration;

•	maintaining certain settlor responsibilities for general employee benefits matters as detailed under the Company’s ERISA plans;

•	reviewing and approving the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement; and

•	reviewing and approving severance, change in control agreements and other arrangements for NEOs.

Compensation decisions for executives, which include NEOs, are reviewed and approved by the Compensation Committee. The Compensation Committee has strategic and administrative responsibility to compensate NEOs effectively and in a manner consistent with our compensation strategy.

The Compensation Committee has retained the services of Frederic W. Cook & Co., an independent executive compensation consulting firm. The independent compensation consultant:

•	provides competitive market data and advice related to the CEO’s compensation level and incentive design;

•	reviews and evaluates management-developed market data and recommendations on compensation levels, incentive mix and incentive design;

•	develops the criteria used to identify comparator companies for executive compensation and performance comparisons; and

•	provides to the Compensation Committee information on executive compensation trends and implications to the Company.

The independent compensation consultant was selected by the Compensation Committee and reports to the chairman of that Committee. The agenda for meetings of the Compensation Committee is determined by its Chairman with the Senior Vice President, Strategic Services and Administration and Chief Administrative Officer (“CAO”). The CEO and the CAO are invited to attend the Compensation Committee meetings, though they leave the room during discussions and deliberations of individual compensation actions affecting them personally. The Company’s Compensation and Benefits department supports the Compensation Committee in its duties and, along with the CEO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee. For more information on the Compensation Committee, please see the Compensation Discussion and Analysis in this proxy statement.

Frederic W. Cook & Co., the same independent compensation consultant that provides services to the Compensation Committee, also provides competitive market data and advice to the Nominating and Governance Committee on non-employee director compensation.

Each member of the Compensation Committee is independent within the meaning of the NYSE Listing Standards and the Company’s director independence standards.

Finance Committee

The Finance Committee provides oversight to the finance and investments functions of the Company. The Finance Committee:

•	oversees the appropriate alignment between our financing strategies and our business units’ operating plans and acquisitions or other investment opportunities;

•	oversees the Company’s capital structure, derivative policy, liquidity, borrowings, commodity exposure and share issuances and repurchases;

•	reviews the Company’s capital spending; and

•	reviews the Company’s investments and return on investment capital.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	identifies and recommends candidates to the Board consistent with the criteria approved by the Board;

•	reviews candidates recommended by stockholders;

•	recommends to the Board the individual to be the chairman of the Board and CEO;

•	reviews and monitors significant developments in the regulation and practice of corporate governance;

•	reviews and recommends to the Board compensation of non-employee directors;

•	conducts a preliminary review of director independence and the financial literacy and expertise of the Audit Committee members;

•	recommends assignments to the committees of the Board to ensure that membership complies with applicable laws and listing standards;

•	oversees and assists the Board in the review of the Board’s performance;

•	annually reviews each committee charter, the corporate governance guidelines and the Code of Ethics for Senior Officers and the Williams Code of Business Conduct;

•	oversees the Company’s compliance programs;

•	reviews stockholder proposals and recommends responses to the Board;

•	develops and monitors stock ownership guidelines for directors; and

•	assesses the size and composition of the Board and develops and reviews director qualifications for approval by the Board.

Each member of the Nominating and Governance Committee is independent within the meaning of the NYSE Listing Standards and the Company’s director independence standards.

Consideration of nominees.  For Board membership, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics that best suits our needs and the needs of our stockholders. The Nominating and Governance Committee develops long-term Board succession plans to ensure that the appropriate balance is maintained. The process for electing director nominees entails making a preliminary assessment of each candidate based upon his/her resume and other biographical information, his/her willingness to serve and other background information. This information is then evaluated against the criteria set forth below, as well as the specific needs of the Company at that time. Qualified candidates are interviewed by the chairman of the Board and at least one member of the Nominating and Governance Committee. Candidates may then meet with other members of the Board and senior management. At the conclusion of this process, if it is determined that the candidate will be a good fit, the Nominating and Governance Committee will recommend the candidate to the Board for election at the next annual meeting. If the director nominee is a current Board member, the Nominating and Governance Committee also considers prior Williams Board performance and contributions. The Nominating and Governance Committee uses the same process for evaluating all candidates regardless of the source of the nomination.

Qualifications of nominees.  The minimum qualifications and attributes that the Nominating and Governance Committee believes must be possessed by a director nominee include:

•	an understanding of business and financial affairs and the complexities of a business organization;

•	genuine interest in the Company and in representing all of its stockholders;

•	a willingness and ability to spend the time required to function effectively as a director;

•	an open-minded approach to matters and the resolve to make up his or her own mind on matters presented for consideration; and

•	a reputation for honesty and integrity beyond question.

All of the director nominees are current elected members of the Board. The Nominating and Governance Committee has in the past and may in the future engage the assistance of third parties to identify and evaluate potential director nominees, as it deems appropriate.

Stockholder nominations.  The Nominating and Governance Committee will consider written recommendations from stockholders for director nominations. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualification, a document indicating the candidate’s willingness to serve and evidence of the nominating stockholder’s ownership of the Company’s shares to: Corporate Secretary, One Williams Center, MD 47, Tulsa, Oklahoma 74172. A stockholder wishing to nominate a candidate must also comply with the notice and other requirements described above under the question “May I propose actions for consideration at next year’s meeting of stockholders?”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2008, concerning beneficial ownership by holders of five percent or more of our common stock. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

	Number of Share of	Percent
Name and Address	Common Stock	of Class

FMR LLC[1]	37,277,869	6.442%
82 Devonshire Street Boston, Massachusetts 02109
Barclays Global Investors, NA, and Affiliates[2]	39,232,187	6.780%
45 Fremont San Francisco, California 94105

[1]	A filing with the SEC on February 17, 2009, indicates that FMR LLC is a Parent Holding Company in accordance with Section 240.13d-1(b)(ii)(G). FMR LLC reports that it has sole power to vote or direct the vote of 1,373,269 shares and sole power to dispose or direct the disposition of 37,277,869 shares.

[2]	Reflects shares beneficially owned by Barclays Global Investors, NA according to a Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2009. The Schedule indicates that Barclays Global Investors, NA, a bank in accordance with Section 3(a)(6) of the Exchange Act, owns 26,274,487 shares of our common stock. Barclays Global Investors, NA reports that it has sole power to vote or direct the vote of 21,433,296 shares and sole power to dispose or direct the disposition of 26,274,487 shares. Barclays Global Fund Advisors, a bank in accordance with Section 3(a)(6) of the Exchange Act, owns 6,043,413 shares of our common stock. Barclays Global Fund Advisors reports that it has sole power to vote or direct the vote of 6,007,244 shares and sole power to dispose or direct the disposition of 6,043,413 shares. Barclays Global Investors Ltd, an investment advisor in accordance with Section 240.13d(b)(1)(ii)(E), owns 3,733,279 shares of our common stock. Barclays Global Investors Ltd reports that it has sole power to vote or direct the vote of 3,177,140 shares and sole power to dispose or direct the disposition of 3,733,279 shares. Barclays Global Investors Japan Limited, an investment advisor in accordance with Section 240.13d(b)(1)(ii)(E), owns 2,323,263 shares of our common stock. Barclays Global Investors Japan Limited reports that it has sole power to vote or direct the vote of 2,323,263 shares and sole power to dispose or direct the disposition of 2,323,263 shares. Barclays Global Investors Canada Limited, an investment advisor in accordance with Section 240.13d(b)(1)(ii)(E), owns 798,819 shares of our common stock. Barclays Global Investors Canada Limited reports that it has sole power to vote or direct the vote of 798,819 shares and sole power to dispose or direct the disposition of 798,819 shares. Barclays Global Investors Australia Limited, an investment advisor in accordance with Section 240.13d(b)(1)(ii)(E), owns 58,926 shares of our common stock. Barclays Global Investors Australia Limited reports that it has sole power to vote or direct the vote of 58,925 (sic) shares and sole power to dispose or direct the disposition of 58,926 shares.

The following table sets forth, as of February 27, 2009, the number of shares of our common stock beneficially owned by each of our directors and nominees for directors, by the NEOs and by all directors and executive officers as a group.

	Shares of
	Common Stock	Shares Underlying
	Owned Directly or	Options Exercisable		Percent
Name of Individual or Group	Indirectly1 2	Within 60 Days[3]	Total	of Class[4]

Alan Armstrong	278,408	219,489	497,897	*
Donald R. Chappel	455,021	396,145	851,166	*
Joseph R. Cleveland	3,931	0	3,931	*
Kathleen B. Cooper	9,689	4,500	14,189	*
Irl F. Engelhardt	39,680	12,000	51,680	*
William R. Granberry	11,949	9,000	20,949	*
William E. Green	44,543	35,072	79,615	*
Ralph A. Hill	329,148	174,508	503,656	*
Juanita H. Hinshaw	15,640	15,000	30,640	*
W. R. Howell	64,835	53,072	117,907	*
Charles M. Lillis(5)	55,125	28,536	83,661	*
George A. Lorch	54,759	43,631	98,390	*
William G. Lowrie	60,356	0	60,356	*
Frank T. MacInnis	58,761	53,072	111,883	*
Steven J. Malcolm	1,247,925	1,917,876	3,165,801	*
Janice D. Stoney	45,540	50,893	96,433	*
Phillip D. Wright	401,245	360,965	762,210	*
All directors and executive officers as a group (20 persons)	3,613,441	3,580,114	7,193,555	1.24%

*	Less than 1%.

[1]	Includes shares held under the terms of incentive and investment plans as follows: Mr. Armstrong, 234,749 restricted stock units and 15 shares in the Company’s investment plus plan; Mr. Chappel, 335,887 restricted stock units; Mr. Hill, 274,069 restricted stock units and 27,187 shares in the Company’s investment plus plan; Mr. Malcolm, 635,593 restricted stock units and 46,680 shares in the Company’s investment plus plan; and Mr. Wright, 234,749 restricted stock units and 15,421 shares in the company’s investment plus plan. Restricted stock units includes both time-based and performance-based units and do not have voting or investment power. Shares held in the Company’s investment plus plan have voting and investment power.

[2]	Includes restricted stock units held under the terms of compensation plans over which directors have no voting or investment power as follows: Mr. Cleveland, 3,000; Dr. Cooper, 6,000; Mr. Engelhardt, 6,000; Mr. Granberry, 6,000; Mr. Green, 6,000; Ms. Hinshaw, 6,000; Mr. Howell, 14,315; Dr. Lillis, 7,412; Mr. Lorch, 45,296; Mr. Lowrie, 29,539; Mr. MacInnis, 6,000 and Ms. Stoney, 28,282.

[3]	The SEC deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under our current or previous stock option plans, which are currently exercisable or which will become exercisable within 60 days of February 27, 2009. Shares subject to options cannot be voted.

[4]	Ownership percentage is reported based on 579,213,408 shares of common stock outstanding on February 27, 2009, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of February 27, 2009 or within 60 days from that date through the exercise of all options and other rights.

[5]	Includes 500 shares held in the Lillis Family GST Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of the Company’s Common Stock and of changes in such ownership with the SEC and the NYSE. Regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis seeks to explain our executive pay program to our stockholders. We continuously work to ensure that the features of our pay program are fulfilling the objectives we established when designing them. The main objective of our executive pay program is to reward executives for creating value for stockholders, consistent with the Company strategy and the following pay principles:

•	Our pay program should encourage executives to achieve business objectives and act in ways that are consistent with our values.

•	A large portion of the pay earned by executives should be contingent on performance.

•	Our incentive programs should encourage executives to consider the impact of decisions on stockholders in the short term, intermediate term, and long term.

•	The interests of executives should be aligned with the interests of stockholders.

•	Our pay program should be competitive and we should consider what executives holding similar jobs at other companies are paid to ensure competitiveness.

•	A portion of pay should be provided to compensate for the core activities required for performing in the role.

•	Our pay program should foster a culture of collaboration with shared focus and commitment to our Company.

We use different forms of pay to achieve our objectives. These forms of pay include base pay, annual cash incentives, long-term incentives in the form of equity, and benefits. Each form of pay accomplishes different objectives. Dividing the total pay awarded to NEOs among these various forms helps us to achieve a balance to better accomplish our goals and avoids placing too much value in any one element.

We follow a consistent process in determining the amounts of each form of pay for our NEOs. Our Compensation Committee plays a key role in this process by providing oversight and making decisions about executive pay. For NEOs other than the CEO, management and the CEO make recommendations to the Compensation Committee. NEOs other than the CEO have no role in setting pay for NEOs. The Compensation Committee has engaged an independent compensation consultant to advise it in making executive pay decisions for the CEO and the other NEOs.

When considering how much to pay and what form of pay should be used, our Compensation Committee considers internal equity and pay information from a group of comparator companies. To supplement that information, market data from executive compensation surveys is used to validate the reasonableness of the information gathered from the comparator group.

After the pay information has been reviewed and discussed, a range for base pay for each position is set. The actual base pay for each NEO can be set above or below the median for this range due to the experience, skills, and sustained performance of the individual NEO.

The target opportunity to earn annual cash incentives is also set after considering market data and internal equity. The actual cash incentive paid to NEOs varies based upon achievement of business goals and individual performance. We use Economic Value Added® (EVA®) as the measure of attainment of business goals.

We also grant long-term incentives to NEOs in the form of equity, including stock options, time-based restricted stock units and performance-based restricted stock units. Like the other forms of pay, a variety of factors, including the competitive market, the NEO’s impact on our Company, and the NEO’s performance, are used in determining the value of long-term incentives. Granting different forms of equity is intended to achieve different purposes, including aligning the interests of NEOs with the long-term interests of stockholders, facilitating executive ownership of Company stock, driving performance, and providing a retention element to our pay program.

We have adopted policies that further the goals of our executive pay program and also mitigate excessive risk taking by our NEOs, including a recoupment policy, stock ownership guidelines, and we discourage derivative transactions linked to our Company’s common stock. We do not enter into employment agreements with our NEOs, but we do provide a change in control program.

Objective of Our Pay Programs

During 2008, we continued to focus on growing our business and creating stockholder value through our Game Plan for Growth strategy. Our pay program objective is to reward our NEOs and employees for successfully implementing our strategy. We use EVA® as the tool to measure our success. We believe that EVA® aligns NEOs and employees’ interests with stockholders’ interests. Improving EVA® means creating sustainable value for our stockholders. Our NEOs and employees are rewarded for improving EVA®.

What is EVA®?

EVA® measures the value created by a company. Simply stated, it is the financial return in a given period less the capital charge for that period. The calculation we use is as follows:

EVA®	=	net operating profits after taxes (NOPAT)	Less	Capital Charge (the amount of capital invested in Williams multiplied by the cost of capital)

Generating profits in excess of both operating and capital costs (debt and equity) creates positive EVA®. If EVA® is positive, value has been created. The objectives of our EVA®-based incentive programs are to provide:

•	Alignment, by providing management an incentive to choose strategies and investments that maximize long-term stockholder value;

•	Leverage, by providing management sufficient incentive compensation to motivate them to put forth extra effort, take prudent risks and make tough decisions to maximize stockholder value;

•	Retention, by providing management sufficient total compensation to retain them; and

•	Cost control, by limiting the cost of compensation to levels that will maximize the wealth of current stockholders within the context of the other objectives.

Using EVA® creates a mind-set in our organization that all activities and incentives should focus on creating economic value for stockholders.

Game Plan for Growth

Our goal is to create sustainable growth and stockholder value by creating positive EVA®. In order to accomplish this, in early 2006 we set ambitious three-year goals that we refer to as the Game Plan for Growth. The performance of our NEOs and other employees is measured by progress made towards these goals. Individual adjustments within our annual cash incentive plan are based on each NEO’s contributions to the Game Plan for Growth. The goals to be achieved by 2009 were as follows:

•	Be one of the top-performing investments in the energy sector by delivering total return to stockholders in the top 25 percent of comparable companies for at least two out of the three years.

•	Significantly improve EVA® while increasing the aggregate segment profit of $1.5 billion by 50 percent.

•	Invest approximately $5 billion in our natural-gas-based businesses in ways that create more EVA®, meet customers’ needs and enhance our competitive position.

•	Increase production to more than one billion cubic feet of gas daily.

•	Put new rates into effect so that our Transco and Northwest Pipeline systems remain competitive and value-creating; manage our costs to maximize our return; and capture the highest percentage of demand growth of any pipeline.

•	Earn a reputation among top producers as the most reliable provider of gathering and processing services so that we increase the scale of our business — including via Williams Partners, L.P. — in key growth basins.

•	Execute power contracts that offset at least 50 percent of the financial obligations associated with our tolling agreements between 2010 and 2015.

•	Improve our safety culture as measured by key indicators in our Core Values & Beliefs survey and achieve our goals for the Environmental, Health and Safety Management System Framework.

•	Build a compliance track record that continuously improves our reputation among key regulators and governance bodies.

•	Exceed the norm for both the energy industry and high-performing companies in the employee engagement and diversity areas of our Core Values & Beliefs survey.

Over the past three years, we have achieved or exceeded each of these goals except falling short of being included in the top 25 percent of comparable companies in total return to stockholders two out of three years. Our success in executing the Game Plan for Growth led to the creation of significant positive EVA® and contributed to the following accomplishments in 2008:

•	Our exploration and production business achieved robust production total growth of 19 percent and domestic growth of 20 percent.

•	In addition to the organic growth, we also made two significant acquisitions in the Piceance Basin and Barnett Shale that added significant natural gas reserves to the exploration and production business.

•	The Company continued to expand our midstream business through two significant expansions, construction of the Willow Creek natural gas processing plant and increasing the processing and natural gas liquid (NGL) production capacities at the Echo Springs natural gas processing plant.

•	We made progress on several notable expansions in our gas pipeline business.

•	The initial public offering of a gas pipeline-focused master limited partnership, Williams Pipeline Partners L.P., was completed amidst very difficult market conditions.

•	Building on our legacy of being a responsible corporate citizen, we published our first Corporate Responsibility report. The report covers our activities during 2007, including the results of our initial greenhouse gas inventory, an overview of how we account for corporate responsibility processes and how we demonstrate our corporate citizenship through actions.

•	The results of the 2008 Core Values and Beliefs survey in the areas of both employee engagement and diversity were statistically significantly higher than those from our last survey which was completed in 2005.

•	We improved our safety culture as measured by key indicators in our Core Values & Beliefs survey. A statistically significant increase was realized compared to 2005 results and when compared to the norms for the energy industry and high-performing companies.

Our Pay Philosophy

Our Pay Philosophy throughout the entire organization is to be competitive in the marketplace while also considering the value a job provides to the Company. In doing so, we seek to motivate high performance that produces returns for stockholders that are higher than they would earn by investing in other companies. We believe linking EVA® to what we pay NEOs helps ensure that the decisions we make are aligned with what is best for stockholders. Our pay programs also reward NEOs for the way they accomplish our goals to better ensure we reward the right behavior and the right results in the context of business and enterprise strategies while fostering a culture of collaboration and teamwork. This forms the basis of our pay-for-performance philosophy.

The principles of our pay philosophy influence the design and administration of our pay programs. Decisions about how we pay NEOs are based on these principles. The Compensation Committee uses several different types of pay that are linked to both our short-term and long-term performance in the executive pay program. Included are base pay, annual cash incentives, long-term incentives and benefits. The role of pay is to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and operational performance targets. The chart below illustrates the linkage between the types of pay we use and our pay principles. Further, it creates an understanding of the amounts reported in the 2008 Summary Compensation Table in this Compensation Discussion and Analysis.

		Annual Cash	Long-term
Pay Principles	Base Pay	Incentives	Incentives	Benefits

Pay should reinforce business objectives and values	✓	✓	✓

A significant portion of an NEO’s total pay should be variable based on performance		✓	✓

Incentive pay should balance short-term, intermediate, and long-term performance		✓	✓

Incentives should align interest of NEOs with stockholders		✓	✓

Pay opportunity should be competitive	✓	✓	✓	✓

A portion of pay should be provided to compensate for the core activities required for performing in the role	✓			✓

Pay should foster a culture of collaboration with shared focus and commitment to our Company		✓	✓

Mitigating Risk

Many elements of our executive compensation program serve to mitigate excessive risk taking. Several of the key factors include:

•	Mix of Pay: The mix of pay weighted to base salary, annual cash incentives and long-term incentives is consistent with comparator company practices and avoids placing too much value on any one element of compensation, particularly the annual cash incentive. The mix of our compensation program is intended to motivate NEOs to consider the impact of decisions on stockholders in the short, intermediate, and long terms.

•	Annual Cash Incentive: Our annual cash incentive plan also limits annual cash incentive payments to 200% of target levels. Any incentive earned beyond this amount, up to a maximum of 400%, is placed in reserve and is at risk for future performance.

•	Performance-based Awards:

—	To strengthen the relationship between pay and performance, our annual cash incentive and long-term incentive plans include performance-based awards. The entire annual cash incentive award is measured against EVA performance while a significant portion of the long-term equity awards provided to NEOs is in the form of performance-based restricted stock units and stock options. In order to earn the performance-based restricted stock unit award, the Company must achieve pre-determined three-year performance goals.

—	To drive a long-term perspective, all restricted stock unit awards have a three-year cliff vesting period as opposed to vesting annually.

—	Additionally, our NEOs’ incentive compensation performance is measured at the enterprise level. This further mitigates risk by ensuring their interest is aligned with the overall success of Williams.

•	Stock Ownership Guidelines — As discussed later in this Compensation Discussion and Analysis, all NEOs, consistent with their responsibilities to the stockholders as a whole, must hold an equity interest in the Company equal to a stated percentage of their base pay.

•	Recoupment Policy — In the event we are required to restate our financial statements due to fraud or misconduct we have a recoupment policy in place to recover incentive-based compensation from NEOs.

•	Derivative Transactions — Our insider trading policy discourages NEOs from entering into derivative transactions such as short sales where the value is based on the price of our common stock.

Our pay program is intended to motivate NEOs to achieve business objectives that generate stockholder returns while acting in ways that are consistent with our values.

The Pay Setting Process

Setting pay is an annual process that occurs during the first quarter of the year. A review is done to ensure that we are (1) paying competitively (2) paying equitably and (3) paying in a way that encourages and rewards for performance that exceeded expectations. We follow the underlying principles of our pay philosophy as shown in the chart below. The size of the circles in the chart denotes the degree to which the underlying factors of our pay principles impact the pay awarded to the NEOs.

When setting pay we determine a target pay mix (distribution of pay among different forms of pay) for the NEOs. The average target pay mix for all NEOs is illustrated below. Consistent with our pay-for-performance philosophy, the actual amounts paid, excluding benefits, are determined based on individual and Company performance. Because performance is a factor, the target and actual pay mix will vary specifically as it relates to the annual cash incentives.

Compensation Recommendations and Decisions

Role of Management

In order to make pay recommendations, management provides the CEO with data from the annual proxy statements of companies in our comparator group along with pay information compiled from executive and industry related salary surveys that are nationally recognized. The survey data is used as a supplemental data point as well as a reference for validating the reasonableness of the information gathered from the comparator group.

Role of the CEO

Before making base pay and long-term incentive decisions, our CEO reviews the competitive market information for the other NEOs. After considering the market data, the CEO takes into account internal equity and individual performance and recommends base pay and long-term incentive awards to the Compensation Committee.

For our annual cash incentive plan, the CEO’s recommendation is based on EVA® attainment with an adjustment for individual performance. Individual performance includes business unit EVA® results for the business unit leaders, achievement of goals including those in the Game Plan for Growth, and demonstration of key leadership competencies (see leadership competencies in the section entitled “Base Pay” in this Compensation Discussion and Analysis). The modifications made are fairly modest. For 2008 the adjustments made to the NEOs annual cash incentive awards were on average less than 4%.

Role of the Other NEOs

Our other NEOs have no role in setting compensation for any of the NEOs.

Role of the Compensation Committee

For all NEOs, except the CEO, the Compensation Committee reviews the CEO’s recommendations, supporting market data, and individual performance assessments. Before the Compensation Committee determines the pay, their independent compensation consultant, Frederic W. Cook & Co., Inc., reviews all of the data and advises on the reasonableness of the pay recommendations.

For the CEO, the Board meets in executive session without management present to review the CEO’s performance. In this session, the Board reviews:

•	Evaluations of the CEO completed by each board member other than the CEO;

•	The CEO’s written assessment of his own performance compared with the stated goals and objectives found in the “Game Plan for Growth” section;

•	Evaluations of the CEO completed by each of the other NEOs; and

•	EVA® performance of the Company relative to the goals established.

The Compensation Committee uses these evaluations and competitive market information provided by its independent compensation consultant to determine the CEO’s base pay, annual cash incentive target, long-term incentive amounts and performance adjustments to be made to his annual cash incentive payment.

Role of the Independent Compensation Consultant

In 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc. to assist it in determining or approving the compensation for our NEOs. Frederic W. Cook & Co., Inc. also assists the Nominating and Governance Committee with regard to determining nonemployee director compensation but otherwise does no other work for the Company. Please refer to the section “Corporate Governance and Board Matters — Board and Committee Structure and Meetings — Compensation Committee” of this proxy statement for a discussion of the independent compensation consultant.

To assist the Compensation Committee in discussions and decisions about compensation for our CEO, the Committee’s independent compensation consultant presents competitive market data that includes proxy data from the approved comparator group and published compensation data, using the same surveys and methodology used for our other NEOs (described in the “Role of Management” section in this Compensation Discussion and Analysis). Our comparator group is developed by the Committee’s independent compensation consultant, with input from management, and is approved by the Compensation Committee.

2008 Comparator Group

This year’s comparator group includes 18 companies (see below), consisting of a mix of both direct competitors and similar-sized companies within the broader energy industry.

• The AES Corp.	• Hess Corp.
• Anadarko Petroleum Corp.	• Murphy Oil Corp.
• Apache Corp.	• NiSource Inc.
• Constellation Energy Grp. Inc.	• ONEOK Inc.
• Devon Energy Corp.	• PG&E Corp.
• Dominion Resources Inc.	• Plains All American Pipeline LP
• Duke Energy Corp.	• Schlumberger Ltd.
• El Paso Corp.	• Sempra Energy
• Halliburton Co.	• Sunoco Inc.

Each year the Compensation Committee reviews the comparator group to validate the list of comparator companies and make any changes if appropriate. The 2007 comparator group continued to be appropriate in terms of size and business for Williams’ executive officer pay comparisons in 2008. However, KeySpan was acquired by National Grid in 2007 and, as a result, was no longer available for comparison going forward.

For 2009, the Compensation Committee approved a revised comparator group. The 2008 group consists of companies in the broader energy industry. The group used for 2009 pay decisions puts more focus on companies that work in the same industry segment and reflect where we compete for business and talent.

Objectives of our Comparator Group

To determine competitive total pay levels, we use our comparator group when we consider the amount and form of pay used by competitors as well as how competitors divide pay among the various forms. Through the use of publicly available financial measures, we review our comparator group to validate the design of our incentive plans and test the pay and performance relationship of our NEOs.

Size Reflects Company’s Business and Complexity

We consider a range of revenues, assets, and market capitalization when selecting companies for our comparator group. This results in compensation that is appropriately scaled and reflects comparable complexities in business operations.

Industry and Business Operations Similarities

In order to provide reasonable performance comparisons, our comparator group companies operate within the same industry and/or face similar business challenges and opportunities. Business consolidation and unique operating models today create some challenges in identifying comparator companies. As a result, we take a broader view of comparability to include organizations that are similar in some, but not all, respects.

Sufficient Number of Companies

Our comparator group contains a sufficient number of companies to facilitate valid comparisons. We target 15 to 25 companies as the number of companies to use in order to have a valid comparator group.

How We Determine the Amount for Each Type of Pay

The compensation data of our comparator group is the primary market data we use when benchmarking the competitive pay of our NEOs. Aggregate market data obtained from recognized third party executive compensation survey companies (e.g. Towers Perrin, Mercer, Hewitt) is used to supplement and validate comparator group market data. We typically obtain a range of annual revenues of the companies whose data is included in the aggregate analysis provided by the third party survey, but the identities of the specific companies included in the survey are not disclosed.

Because setting pay is not an exact science, the Compensation Committee uses comparator group data and compensation surveys as reference points in considering total pay packages for NEOs. Since this market data alone does not reflect the strategic competitive value of our roles within the Company, internal pay equity is also considered when making pay decisions. Because we take on an enterprise-wide perspective to promote collaboration and ensure our overall success, paying the NEOs equitably is important. Other considerations used when making pay decisions for the NEOs includes reviewing historical pay and tally sheets that include annual pay and benefit amounts. The Compensation Committee also reviews wealth accumulated over the past five years and the total aggregate value of all equity awards and holdings of the NEOs.

Base Pay

Base pay serves as the foundation of our pay program. We use base pay to compensate our NEOs for carrying out duties of their jobs. Most other major components of pay are determined based on a relationship to base pay, including annual and long-term incentives, termination payments, and retirement benefits.

Base pay for the NEOs, including the CEO, is set considering the market median, with potential individual variation from the median due to experience, skills, and sustained performance of the individual as part of our pay-for-performance philosophy. Performance is measured in two ways; through the “Right Results” obtained in the “Right Way.” Right Results is an assessment of the NEOs’ success in attaining their annual goals as they relate to the Game Plan for Growth, business unit strategies, and personal development plans. Right Way reflects the NEOs’ behavior as exhibited through our leadership competencies. The following table contains our twenty leadership competencies grouped within five key areas.

	INSPIRE A			OPTIMIZE
MODEL THE	SHARED	CHAMPION	LEVERAGE	BUSINESS
WAY	VISION	INNOVATION	TALENT	PERFORMANCE
Caring About People	Enterprise Perspective	Change Leadership	Building Effective Teams	Business Acumen

Integrity	Vision and Strategic Perspective	Entrepreneurial Spirit	Communication	Customer and Market Focus

Loyalty and Commitment		Promoting Diversity and Creativity	Developing People Resources	Decision Making
		Willingness to Take Risks	Empowering Others	Drive for Results

			Managerial Courage	Functional/Technical Skills

Motivating and Inspiring Others

The base pay increases made in early 2008 as well as the percentage of the market median is shown below. We believe that both the ratio of base pay of our NEOs to the market median and the percent increase given are appropriate when we consider experience, skills, sustained performance and the amount of pay to be at risk.

			2008 Base Pay
			as a % of
		% Increase	Market
Executive Officer	Position	from 2007	Median

Steven J. Malcolm	CEO	4.8%	110%

Donald R. Chappel	CFO	4.3%	108%

Alan S. Armstrong	Senior Vice President, Midstream	7.8%	104%

Ralph A. Hill	Senior Vice President, Exploration & Production	7.8%	104%

Phillip D. Wright	Senior Vice President, Gas Pipelines	4.2%	108%

Annual Cash Incentives — Target

We pay annual cash incentives to encourage and reward our NEOs for making decisions that improve our performance as measured by EVA®.

Similar to base pay, the starting point to determine annual cash incentive targets (expressed as a percent of base pay) is competitive market information. The market information gives us an idea of what other companies target to pay in annual cash incentives for similar jobs. The internal value of the job is then considered before the target is set for the year. We define the internal value of a job to be how important the job is to executing our strategy compared to the importance of other jobs in the Company. The annual cash incentive targets as a percentage of base pay for the NEOs in 2008 are as follows:

CEO	100%
CFO	75%
Other NEOs	65%

Annual Cash Incentives — Actual

Since we implemented EVA® in 2004, the annual cash incentive plan has been funded upon attainment of an established EVA® target. Applying EVA® measurement to this annual cash incentive process encourages management to make business decisions that help drive long-term stockholder value. To determine the funding of the annual cash incentive, we use the following calculation for each NEO:

Base pay received in 2008	×	Incentive Target %	×	EVA Goal Attainment %

Actual payments may be adjusted upwards to recognize individual performance that exceeded expectations, which include success toward our Game Plan for Growth and individual goals and successful demonstration of the leadership competencies discussed above. Payments may also be adjusted downwards if performance so warrants.

How We Set the EVA® Goals

Setting the EVA® goals for the annual cash incentive plan begins with an internal budgeting and planning process. The rigorous process includes an evaluation of the challenges and opportunities for the Company as well as each of our business units. The key steps in the process are as follows:

•	Business and financial plans are submitted by the business units and reviewed by the corporate planning department.

•	The business and financial plans are reviewed and analyzed by the CEO, CFO and other NEOs.

•	Management establishes the EVA® goal and presents it to the Compensation Committee.

•	The Compensation Committee reviews, discusses and makes adjustments as necessary to management’s recommendations and sets the goal at the beginning of each fiscal year.

•	Once the goal is approved by the Compensation Committee, the progress relative to the goal is regularly monitored and reported to the Compensation Committee throughout the year.

2008 EVA® Goal for the Annual Cash Incentive Plan

The attainment percentage of EVA® goals results in payment of annual cash incentives along a continuum between threshold and stretch levels, which corresponds to 0% through 200% of the NEO’s annual cash incentive target. As approved by the Compensation Committee, for every $108 million change in EVA® the payout level increases/decreases by 100% up to a maximum of 400%. If EVA improvement exceeds 200%, any payout is placed in a reserve. Reserve payments are made annually if future performance thresholds are met, but in no event will the payout level exceed the capped level of 400%. Shown in the chart below are the EVA® improvement goals for the 2008 annual cash incentive and the resulting payout level:

EVA®	Payout Level as a % of Target
Improvement	(Attainment %)
(In millions)

$39	Threshold (where incentives start to be earned)
$147	100%
$255	200%

Based on EVA® performance relative to the established goals, the Compensation Committee certified performance results of $212 million in EVA® improvement and approved payment of the annual cash incentive plan at 160% of target. While our stock price declined late in the year primarily due to poor stock market performance and declining commodity prices, EVA® results reflect our strong full year 2008 performance results.

How the Annual Cash Incentive Plan Works

If EVA® exceeds our stretch goal of 200%, the annual cash incentive pool will fund up to a maximum of 400% of target for NEOs. Any award earned above 200% of target is not paid out in cash but instead is placed in a reserve, which is at risk for future performance. This means the reserve amounts will be paid only if future EVA® threshold levels are met. If threshold performance is not met, a portion of the reserve balance is subject to forfeiture. In years where threshold EVA® performance is met, one-third of the reserve balance is paid in cash. If the NEO leaves due to retirement, death or long-term disability, reserve payments may be made to him at the same time payments are made to other NEOs. If the NEO leaves for any other reason, the reserve balance is forfeited at that point. No interest is applied to the reserve balance, and NEOs have no vested right to the balance.

The EVA® Calculation

EVA® is first calculated as previously discussed, NOPAT less Capital Charge. Our incentive program allows for adjustments to be made to EVA® calculations to reflect extraordinary items. After an analysis of companies that utilize EVA® as an incentive measure, we determined that it is standard practice to make adjustments to EVA® calculations to create better alignment with stockholders.

When determining which adjustments are appropriate, we are guided by the principle of ensuring that incentive payments do not result in unearned windfalls or undue penalties to NEOs. In other words, we make adjustments to ensure NEOs are not rewarded for positive results they did not take action to create nor are they penalized for certain unusual circumstances outside their control. We believe the adjustments improve the alignment of incentives with stockholder value creation and ensure EVA® is an incentive measure that effectively encourages NEOs to take actions to create value for stockholders. The categories of adjustments to our EVA® calculation are:

•	Gains, losses and impairments;

•	Mark-to-market, commodity price collar, and construction work-in-progress; and

•	Other unusual items that could result in unearned windfalls or undue penalties to NEOs such as certain litigation matters and natural disasters.

Management as well as the Compensation Committee’s outside independent compensation consultant test our relative performance on various measures, including total stockholder return, earnings per share and cash flow, to the industry comparator group to ensure our EVA® performance is consistently delivering stockholder value. The Compensation Committee uses this analysis to validate our EVA® results.

The annual cash incentive plan satisfies the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is therefore a tax deductible expense. For payments under our annual cash incentive plan to be considered performance-based compensation under Section 162(m), the Compensation Committee can only exercise negative discretion relative to actual performance when determining the amount to be paid. In order to ensure compliance with Section 162(m), the Compensation Committee has established a target in excess of the maximum individual payout allowed to NEOs under our annual cash incentive plan. Reductions are made each year and are not a reflection of the performance of the NEOs but rather ensure flexibility with respect to paying based upon performance.

Long-Term Incentives

Long-term incentives are provided in the form of equity and include stock options, time-based restricted stock units and performance based restricted stock units. We provide long-term incentives to reward performance and align NEOs with long-term stockholder interests by giving NEOs an ownership stake in the Company, encouraging sustained long-term performance, and providing a retention element.

To determine the value for long-term incentives granted to NEOs each year we consider the following factors:

•	the proportion of long-term incentives relative to base pay;

•	the NEO’s impact on Company performance and ability to create value;

•	long-term business objectives;

•	awards made to executives in similar positions within our comparator group of companies;

•	the market competitiveness of the role the NEO is in (in other words, “is there a risk the NEO might leave to work for another company because there is a high demand for the talent that NEO possesses?”);

•	the NEO’s demonstrated performance over the past few years; and

•	the NEO’s leadership performance.

The allocation of our long-term incentive program for 2008 is shown in the chart below. The long-term incentive mix for the CEO differs from the other NEOs due to the desire to have 100% of his long-term incentives be performance-based. Because the CEO has a greater ability to influence financial results, the Compensation Committee considers it appropriate that 100% of his long-term incentives are directly tied to performance based upon our pay or-performance philosophy.

	CEO	Other NEOs

Stock Options	50%	25%
Time-Based Restricted Stock Units	0%	25%
Performance-Based Restricted Stock Units	50%	50%

The primary objectives for each type of equity awarded are shown below. The size of the circles in the chart denotes the degree to which the equity type aligns with our objectives.

As shown above, performance-based awards and stock options have the strongest stockholder alignment. Because of this, we believe that it is necessary the NEOs have a greater portion of their long-term incentive mix tied to these equity vehicles.

Stock Option Awards

For participants, stock options have value only to the extent the price of our common stock on the date of exercise exceeds the price at the time the options were granted (in other words, the stock price must increase for stock options to have value).

Time-Based Restricted Stock Units

Time-Based Restricted Stock Unit grants were introduced in 2002, primarily as a retention device during a period of uncertainty and instability in our executive population. We continue to use this type of equity for retention purposes due to continued volatility in the industry and executive movement. In addition to retention, time-based restricted stock units facilitate stock ownership.

Performance-Based Restricted Stock Units

To further strengthen the relationship between pay and performance, the performance-based restricted stock units are earned only upon our attaining specific EVA® goals and the NEO’s continued employment. Shown in the chart below are the EVA® improvement goals for the performance-based restricted stock units for the 2006 to 2008 performance period and the resulting payout level:

EVA®	Payout Level as a % of Target
Improvement	(Attainment %)
(In millions)

$278	Threshold (where incentives start to be earned)
$386	100%
$494	200%

Based on EVA® performance relative to the established goals, the Compensation Committee certified performance results of $440 million in EVA® improvement for the 2006 to 2008 performance period and approved payment of the performance-based restricted stock units at 150% of target.

EVA® created over a three-year period is used as a long-term performance measure to further drive and reinforce actions leading to desired EVA® results and to extend this focus over multiple years. This longer-term EVA® focus is intended to help achieve sustained financial improvement and align with longer-term stockholder interest.

In developing three-year performance goals the Compensation Committee considers circumstances facing the Company and each business unit, as well as challenges facing the industry. Achieving EVA® goals at a minimum or the threshold level is required for these awards to begin to be earned. Our intent is to establish three-year EVA® goals where each year the probability or level of difficulty to achieve target is consistent. In setting these goals, we expect that the performance will be at or below the threshold level (to achieve no payout) about 10-20% of the time, that the performance will be at or above the stretch level (to achieve a maximum or 200% payout) about 10-20% of the time, and that performance will range between the threshold level to stretch level (to achieve a 0% to 200% payout) about 70-80% of the time.

For awards granted in 2008, the three-year performance measure is the cumulative EVA® goals for 2008 through 2010. The cumulative EVA® goals were set during 2008 and will be certified at the end of the period when the Compensation Committee reviews progress toward EVA® goals over the three-year period. When calculating EVA® performance over the three-year period, the Compensation Committee will consider adjustments using a process and criteria similar to that described under “Annual Cash Incentives — The EVA® Calculation” in this Compensation Discussion and Analysis. However, individual performance is not considered in determining the actual number of shares earned.

Grant Practices

We typically make our annual equity grant in February or early March of each year. The Compensation Committee meets at least two days after the annual earnings release to approve the grants. The Compensation Committee approves all equity grants to NEOs and the grant date for such awards is on or after the date of such approval in order to ensure the market has time to absorb material information disclosed at the time of the earnings release and reflect that information in the stock price.

The grant date for off-cycle grants for individuals that are not NEOs, for reasons such as retention or new hires, is the first business day of the month following the approval of the grant. The purpose of this approach is to remove option grant timing from the influence of the release of material information.

Accounting and Tax Treatment

We consider the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of program design is the support of business objectives. Stock options and performance-based restricted stock units are intended to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Code and are therefore considered a tax deductible expense. Time-based restricted stock units do not qualify as performance-based and may not be fully deductible.

Benefits

Consistent with the Compensation Committee’s philosophy to maximize pay at risk, our NEOs receive very few perquisites (perks) or supplemental benefits. The perks they receive are as follows:

•	Retirement Restoration Benefits: NEOs participate in our qualified retirement program on the same terms as our other employees. We offer a retirement restoration plan to our NEOs to maintain a proportional level of pension benefits to our NEOs as provided to other employees. The Code limits pension benefits based on an annual compensation limit. For 2008, the limit was $230,000. Any reduction in an NEO’s pension benefit in the tax-qualified pension plan due to this limit is made up for (subject to a cap) in the unfunded restoration retirement plan. Benefits for NEOs are calculated using the same benefit formula as that used to calculate benefits for all employees in the qualified pension plan. The value of pay in the form of stock option or other equity is not used in the formula to calculate benefits under the pension plan or restoration plan for NEOs, which is consistent with the treatment for all employees. Additionally, we do not provide a nonqualified benefit related to our qualified 401(k) defined contribution retirement plan.

•	Financial Planning Allowance: We offer financial planning to provide expertise on current tax laws to assist NEOs with personal financial planning and prepare for contingencies such as death and disability. In addition, by working with a financial planner, NEOs gain a better understanding of and appreciation for the programs the Company provides, which helps to maximize the retention and engagement aspects of the dollars the Company spends on these programs.

•	Home security: We pay home security for our CEO to ensure personal safety.

•	Personal Use of Company Aircraft: We provide limited personal use of the Company aircraft at the CEO’s discretion. As shown in the footnotes to the 2008 Summary Compensation Table, the incremental cost associated with aircraft usage for personal reasons in 2008 was limited to the CEO. The incremental cost to the Company of all trips was approximately $31,387. Our policy is to discourage personal use of the aircraft, but the CEO retains discretion to permit its use when he deems appropriate, such as when the destination is not well served by commercial airlines, personal emergencies, and the aircraft is not being used for business purposes.

•	Event Center: We have a suite and club seats at an event center that were purchased for business purposes. If it is not being used for business purposes, we make the suite and club seats available to our employees, including our NEOs, as a form of reward and recognition.

•	Executive Physicals: The Compensation Committee approved mandated physicals for the NEOs that began in 2009. NEO physicals will align with our wellness initiative as well as assist in mitigating risk. Mandated NEO physicals lessen vacancy succession risk because it helps to identify and prevent issues that would leave a NEO role vacated unexpectedly.

Additional Executive Compensation Policies

In addition to establishing the pay elements described above, we have adopted a number of policies to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our NEOs’ interests with stockholder long-term interests.

Recoupment Policy

In 2008, the Compensation Committee approved a recoupment policy to allow the Company to recover incentive-based compensation from NEOs in the event we are required to restate our financial statements due to fraud or intentional misconduct. The policy provides the Board discretion to determine situations where recovery of incentive pay is appropriate.

Stock Ownership Guidelines

In 2005, the Board adopted stock ownership guidelines for all NEOs. All NEOs, consistent with their responsibilities to the stockholders as a whole, must hold an equity interest in the Company. Specifically, the CEO must own an amount of stock equal to at least five years’ base pay. Other NEOs must own stock equal to at least three years’ base pay. New NEOs are allowed five years from the date of election, promotion to NEO, or commencement of employment as an NEO to accumulate the required shares. Once the requirement is met, the individual is considered to be in compliance if the NEO continues to hold the number of shares to maintain the value necessary to fulfill the requirement.

Annually the Compensation Committee reviews the guidelines for competitiveness and alignment with best practice and monitors the NEOs’ progress toward meeting the guidelines. The Compensation Committee maintains discretion to modify the guidelines in special circumstances of financial hardship such as illness of the NEO or a family member. All NEOs complied with the guidelines upon their adoption in 2005 and continue to own at least what is required under the guidelines.

Derivative Transactions

Our insider trading policy applies to transactions in positions or interests whose value is based on the performance or price of our common stock. Because of the inherent potential for abuse, Williams discourages employees and directors from entering into short sales or use of equivalent derivative securities. In addition, our insider trading policy requires that officers, directors, and certain key employees seeking to enter into such a transaction obtain pre-clearance.

Employment Agreements

We do not enter into employment agreements with our NEOs. We can remove a NEO prior to retirement when it is in the best interests of the Company.

Termination and Severance Arrangements

The NEOs are not covered under a severance plan; however the Compensation Committee exercises judgment and considers the circumstances surrounding the departure when deciding if a severance package is appropriate. If it is determined that a severance package is appropriate, the Compensation Committee takes into consideration the NEO’s term of employment, past accomplishments, reasons for separation from the Company, and competitive market practice. The only pay or benefits an employee has a right to receive upon termination of employment are those that have already vested or which vest under the terms in place when equity was granted. Please refer to the “Change in Control Agreements” section in this proxy statement for further discussion of termination provisions.

Change in Control Agreements

Our change in control program provides severance benefits for our NEOs. Our program includes a double trigger (requires both a change in control and termination of NEO’s employment) for benefits and equity vesting. While a double trigger for equity is not the competitive norm of our comparator group, this practice creates security for the NEOs but does not provide an incentive for the NEO to leave the Company. Our program is designed to encourage the NEOs to focus on the best interest of stockholders by alleviating their concerns about a possible detrimental impact to their compensation and benefits under a potential change in control, not to provide compensation advantages to NEOs for executing a transaction.

Our Compensation Committee reviews our change in control benefits annually to ensure they are consistent with competitive practice and aligned with our compensation philosophy. As part of the review, calculations are performed to determine the overall program costs to the Company if a change in control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms including the reasonableness of the elements of compensation received is used to validate benefit levels for a change in control. In reviews of the change in control program to date, our Compensation Committee has concluded that the current benefits provided are appropriate and critical to attracting and retaining executive talent.

The following chart details the benefits received if an NEO were to be terminated following a change in control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEO. Please also see the “Change in Control Agreements” section in this proxy statement for further discussion of our change in control program.

What does the
	benefit provide to	What does the	Current
Change in Control	the Company and	benefit provide to	Competitive
Benefit	stockholders?	the NEO?	Practice*

Multiple of 3x Base Pay plus annual cash incentive at target	Continuation of employment of those who will influence the successful closing of the deal. Encourages NEOs to remain engaged and stay focused.	Financial security for the NEO equivalent to three years of continued employment.	✓

Accelerated vesting of stock awards	An incentive to stay during and after a change in control. If there is risk of forfeiture, a disincentive to stay or to support the transaction may be created.	The NEOs are kept whole, if they have a separation from service following a change in control.	✓

18 months of medical or health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit.	Guaranteed health coverage paid by the Company.	✓

3x the previous years Retirement Restoration allocation	This is a minimal cost to the Company that creates a competitive benefit.	May allow those NEOs who are nearing retirement the ability to receive a cash payment to make up for lost allocations due to a change in control.	✓

Reimbursement of Legal Fees to enforce benefit	Keeps the NEO focused on the Company and not concerned about their personal situation and whether acquiring company will honor commitments after a change in control.	Security during a non-stable period of time.

Outplacement assistance	Helps to keep NEO focused on supporting the transaction and less concerned about trying to secure another position.	Because executive jobs are harder to secure, this benefit assists the NEO in finding a comparable job.

Gross up on excise and income tax	Ensures that the change in control benefits discussed above are delivered.	Safety from paying the excise tax on a payment that the NEO cannot control. The gross up helps to ensure the full benefit intended to be delivered to the NEO is delivered.	✓

*	Competitiveness was determined through a review of our comparator companies’ change in control benefits.

2009 Pay Program Design Changes

Certain changes to our executive pay program have been made for 2009. Specifically, there have been changes made to our comparator group, maximum funding for our annual cash incentive plan, long-term incentive mix, and the metric used for the three-year performance-based restricted stock unit award.

2009 Comparator Group

As discussed earlier, each year the Compensation Committee reviews the comparator group to validate the list of comparator companies and make any changes if appropriate. For 2009, in addition to the comparator company criteria discussed earlier, companies were chosen if their primary business was similar to at least one of our business segments and the size of the company was similar to ours. We also made adjustments for companies that had been acquired in 2008. The comparator group for 2009 consists of the following:

• Anadarko Petroleum Corp.	• Murphy Oil Corp.
• Apache Corp.	• NiSource Inc.
• Centerpoint Energy	• Noble Energy
• Chesapeake Energy Corp.	• ONEOK Inc.
• Devon Energy Corp.	• Plains All American Pipeline LP
• Dominion Resources Inc.	• Questar Corp.
• El Paso Corp.	• Sempra Energy
• EOG Resources	• Souther Union Co.
• Equitable Resources	• Spectra Energy Corp.
• Hess Corp.	• XTO Energy Inc.

2009 Annual Cash Incentive Plan

After review of the annual cash incentive plan, the Compensation Committee approved a change to reduce the maximum annual cash incentive pool funding from 400% to 250% and eliminated the incentive reserve for the plan beginning in 2009.

2009 Long-term Incentive Mix

In order to motivate and incent NEOs to increase stockholder value and restore some retention that has been lost due to the current economic conditions, we changed the allocation of stock awards in our long-term incentive plan for our NEOs, excluding the CEO, in 2009. We continue to deliver a larger portion of equity in performance-based awards and stock options because they have the strongest stockholder alignment. Shown below is the long-term incentive mix for 2009.

NEOs
(excluding CEO)

Stock Options	30%
Time-Based Restricted Stock Units	35%
Performance-Based Restricted Stock Units	35%

2009 Performance-based Restricted Stock Unit Metric

Setting a three-year EVA® performance goal for our performance-based restricted stock units would be difficult in 2009 considering significant uncertainty surrounding the current economic environment. While we will maintain our focus on creating stockholder value through EVA® in our annual cash incentive plan, we will use three-year relative and absolute Total Shareholder Return (TSR) metrics for our performance-based restricted stock unit awards. This design change has allowed us to remain committed to ensuring a long-term performance focus as part of our equity program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2008.

By the members of the Compensation Committee of the Board of Directors:

— W. R. Howell, Chairman
— Kathleen B. Cooper
— William R. Granberry
— George A. Lorch
— Frank T. MacInnis
— Janice D. Stoney

EXECUTIVE COMPENSATION AND OTHER INFORMATION

2008 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs, based on total compensation excluding change in pension value and nonqualified deferred compensation earned during fiscal year 2008.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards[1]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total

Steven J. Malcolm	2008	$1,094,231	$—	$(1,924,386)	$2,866,225	$2,000,000	$1,201,514	$56,215	$5,293,799
Chairman, President &	2007	1,050,000	—	7,735,288	2,365,144	2,373,086	369,208	46,484	13,939,211
Chief Executive Officer	2006	1,040,385	—	3,390,725	3,047,585	2,309,630	540,860	14,712	10,343,896
Donald R. Chappel	2008	597,115	—	(112,686)	724,061	780,008	330,531	14,772	2,333,801
Senior Vice President,	2007	572,115	—	2,300,815	736,725	925,752	126,797	14,459	4,676,664
Chief Financial Officer	2006	545,192	—	1,174,711	407,276	892,956	169,615	14,032	3,203,782
Ralph A. Hill	2008	480,962	—	(105,497)	370,818	579,633	363,151	29,586	1,718,653
Senior Vice President,	2007	446,538	—	1,980,314	293,974	662,532	26,578	58,284	3,468,221
Exploration & Production	2006	416,154	—	852,201	242,915	621,798	115,723	39,862	2,288,653
Phillip D. Wright	2008	497,692	—	(79,091)	315,913	557,418	381,705	10,010	1,683,647
Senior Vice President,	2007	477,692	—	1,534,603	251,496	669,676	68,048	9,801	3,011,317
Gas Pipelines	2006	456,154	—	785,796	228,206	644,014	146,148	9,496	2,269,813
Alan S. Armstrong	2008	480,962	—	(79,091)	294,273	580,884	273,091	14,586	1,564,705
Senior Vice President,	2007	446,538	—	1,523,004	251,496	664,410	32,110	16,615	2,934,173
Midstream	2006	416,154	—	785,796	228,206	624,615	97,077	16,199	2,168,047

[1]	Stock Awards. Awards were granted under the terms of the 2002 Incentive Plan and 2007 Incentive Plan. Amounts shown are awards that were outstanding and expensed in 2008. Due to the discretion retained by the Compensation Committee when determining the extent to which identified long-term incentive performance measures have been attained and the requirements of FAS 123(R) relating to establishment of an accounting grant date, Williams applies variable accounting for our performance-based restricted stock units until actual performance is certified by the Compensation Committee. The negative figures are related to the expense recognition of 2006 and 2007 performance-based restricted stock unit awards and are based upon the closing stock price on December 31, 2008.

The grant date fair value of awards granted in 2008 can be found in the “Grants of Plan Based Awards in 2008” table. Beginning with equity grants made in 2007, the restricted stock units do not include the right to payment of dividends.

The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2008.

[2]	Option Awards. Awards are granted under the terms of the 2002 Incentive Plan and 2007 Incentive Plan. Amounts shown are awards that were outstanding and expensed in 2008. The grant date fair value of awards granted in 2008 can be found in the “Grants of Plan Based Awards in 2008” table.

The assumptions used to value the option awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2008.

[3]	Non-Equity Incentive Plan. As stated in the Compensation Discussion and Analysis in this proxy statement, the annual cash incentive pool funds up to a maximum of 400 percent of target. Any award earned above 200 percent of target is placed in a reserve. However, the 2008 annual cash incentive plan did not pay out in excess of 200% so no additional amount was placed in the reserve for the 2008 performance period. The Compensation Committee and the CEO reviewed each NEO’s performance and contributions for the year and adjusted the amount of each NEO’s Company-funded award based on individual performance and business unit performance, where applicable. The total amount of the award is shown for each NEO.

The annual cash incentive and reserve amounts paid in 2009 as it relates to 2008 performance are as follows:

	2008
			Amount	Amount of
	Reserve	Total Bonus	Placed in	Reserve
	Balance	for 2008	Reserve	Paid in 2009

Steven J. Malcolm	$546,173	$1,817,942	—	$182,058
Donald R. Chappel	135,159	735,000	—	45,008
Ralph A. Hill	164,064	525,000	—	54,633
Phillip D. Wright	97,352	525,000	—	32,418
Alan S. Armstrong	167,819	525,000	—	55,884

[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown is an aggregate change from December 31, 2007 to December 31, 2008 in the actuarial present value of the accrued benefit under the qualified pension and supplemental plan. Please refer to the “Pension Benefits for 2008” table for further details of the present value of the accrued benefit. The primary reason for the increase in present value in 2008 is due to the use of a reduced discount rate. The lower discount rate results in a larger present value amount. Likewise, the amounts shown for 2007, the change reflects the use of an increased discount rate which decreases the present value at the end of that year.

[5]	All Other Compensation. Amounts shown represent payments made on behalf of the NEOs and includes life insurance premium, a 401(k) matching contribution, and perquisites (if applicable). Perquisites include financial planning services, home security for the CEO and personal use of the Company aircraft. The incremental cost method was used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone and catering. The amount of perquisites for Mr. Hill and Mr. Malcolm is included because the aggregate amount exceeds $10,000.

	2008
			Company Aircraft
	Financial Planning	Home Security	Personal Usage
Steven J. Malcolm	$8,750	$577	$31,387
Ralph A. Hill	15,000	—	—

Notable Items

The Compensation Committee considers the compensation of CEOs from similarly-sized comparator companies when setting Mr. Malcolm’s pay. It is the competitive norm for CEOs to be paid more than other NEOs. In addition, the Compensation Committee believes the difference in pay between the CEO and other NEOs is consistent with our compensation philosophy (summarized in the Compensation Discussion and Analysis), which considers the external (market) and internal value of each job to the Company along with the incumbent’s experience and performance of the job in setting pay. The CEO’s job is different from the other NEOs because the CEO has ultimate responsibility for performance results and is accountable to the Board and stockholders. Consequently, the Compensation Committee believes it is appropriate for the CEO’s pay to be higher.

Mr. Chappel’s base pay, annual cash incentive target and long-term incentive amounts for 2008 are higher than other NEOs (other than the CEO) because of the impact of his role and market data. Because Mr. Chappel directly interfaces with stockholders and has greater accountability to stockholders his pay is greater than that of the other NEOs, excluding the CEO.

Grants of Plan Based Awards in Fiscal Year 2008

The following table sets forth certain information with respect to the grant of stock options, restricted stock units and awards payable under the Company’s annual cash incentive plan during the last fiscal year to the NEOs.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards			of Stock	Underlying	Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target[2]	Maximum	or Units[3]	Options[4]	Awards	Awards

Steven J. Malcolm	2/25/2008	$182,058	$1,276,288	$3,100,006					217,391	$36.50	$2,789,127

	2/25/2008					82,192	164,384				3,000,008

Donald R. Chappel	2/25/2008	45,053	492,889	1,239,283					50,772	36.50	651,405

	2/25/2008					39,822	79,644				1,453,503

	2/25/2008							19,911			726,752

Ralph A. Hill	2/25/2008	54,688	367,313	888,355					38,587	36.50	495,071

	2/25/2008					30,264	60,528				1,104,636

	2/25/2008							15,132			552,318

Phillip D. Wright	2/25/2008	32,451	355,951	895,118					30,463	36.50	390,840

	2/25/2008					23,893	47,786				872,095

	2/25/2008							11,946			436,029

Alan S. Armstrong	2/25/2008	55,940	372,202	899,307					30,463	36.50	390,840

	2/25/2008					23,893	47,786				872,095

	2/25/2008							11,946			436,029

[1]	Non-Equity Incentive Awards. Awards from the 2008 annual cash incentive plan (“AIP”) are shown.

•	Threshold: Because one-third of the AIP reserve balance is payable upon meeting threshold performance, one-third of the NEO’s reserve balance is shown.

•	Target: The amount shown is based upon an EVA® attainment of 100% plus one-third of the AIP reserve.

•	Maximum: The maximum amount the NEOs can receive is 400% of their AIP target. However, any amount earned above 200% of target is placed into the AIP reserve. After adding the excess amount to the reserve, one-third of the new balance is paid to the NEO. The calculation is as follows:

Maximum amount that can be earned in a year	=	Base Pay * AIP Target% * 400% EVA® Attainment

Maximum amount that can be paid in a year	=	(Base Pay * AIP Target% * 200% EVA® Attainment) Plus (Greater Than 200% EVA® Attainment + AIP Reserve) ÷ 3

[2]	Represents performance-based restricted stock units granted under the 2007 Incentive Plan. Performance-based restricted stock units can be earned over a three-year period only if the established EVA® performance target is met and the NEO is employed on the certification date, subject to certain exceptions such as the executive’s death or disability. These shares will be distributed no earlier than the third anniversary of the grant. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan goals are not met, the NEO can receive as little as 0% of target.

[3]	Equity Incentive Awards. Time-based restricted stock units granted under the 2007 Incentive Plan. Time-based shares vest three years from the grant date of February 25, 2008 on February 25, 2011.

[4]	Stock Options were granted under the 2007 Incentive Plan. Stock options granted in 2008 become exercisable in three equal annual installments beginning one year after the grant date. One-third of the options vested on February 25, 2009. Another one-third will vest on February 25, 2010, with the final one-third vesting on February 25, 2011. Once vested, stock options are exercisable for a period of 10 years from the grant date.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth certain information with respect to the outstanding equity awards held by the NEOs at the end of 2008.

	Option Awards						Stock Awards
										Equity	Equity
										Incentive	Incentive
				Equity						Plan Awards:	Plan Awards:
				Incentive						Number of	Market or
				Plan Awards:					Market	Unearned	Payout Value
		Number of	Number of	Number of				Number of	Value of	Shares,	of Unearned
		Securities	Securities	Securities				Shares or	Shares or	Units of	shares, Units
		Underlying	Underlying	Underlying				Units of	Units of	Stock or	or Other
		Unexercised	Unexercised	Unexercised	Option			Stock That	Stock That	Other Rights	Rights That
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Grant	Have Not	Have Not	That Have	Have Not
Name	Date[1]	Exercisable	Unexercisable	Options	Price	Date	Date	Vested	Vested	Not Vested	Vested[4]
Steven J. Malcolm	2/25/2008		217,391		$36.50	2/25/2018	2/25/2008[3]			82,192	$1,190,140
	2/26/2007	66,666	133,334		28.30	2/26/2017	2/26/2007[3]			100,000	1,448,000
	3/3/2006	166,666	83,334		21.67	3/3/2016	3/3/2006[3]			110,000	1,592,800
	2/25/2005	225,000			19.29	2/25/2015
	2/5/2004	300,000			9.93	2/5/2014
	11/27/2002	475,000			2.58	11/27/2012
	2/11/2002	200,000			15.86	2/11/2012
	9/19/2001	33,333			26.79	9/19/2011
	4/2/2001	27,232			39.98	4/2/2011
	1/18/2001	114,373			34.77	1/18/2011
	3/16/2000	65,356			42.29	3/16/2010
	9/16/1999	10,893			37.18	9/16/2009
	3/18/1999	10,893			36.66	3/18/2009

Donald R. Chappel	2/25/2008		50,772		36.50	2/25/2018	2/25/2008[2]			19,911	288,311
	2/26/2007	16,150	32,300		28.30	2/26/2017	2/25/2008[3]			39,822	576,623
	3/3/2006	27,947	13,974		21.67	3/3/2016	2/26/2007[2]			19,069	276,119
	2/25/2005	55,000			19.29	2/25/2015	2/26/2007[3]			38,139	552,253
	2/5/2004	75,000			9.93	2/5/2014	3/3/2006[2]			18,164	263,015
	4/16/2003	175,000			5.10	4/16/2013	3/3/2006[3]			36,328	526,029

Ralph A. Hill	2/25/2008		38,587		36.50	2/25/2018	2/25/2008[2]			15,132	219,111
	2/26/2007	14,535	29,070		28.30	2/26/2017	2/25/2008[3]			30,264	438,223
	3/3/2006	20,325	10,163		21.67	3/3/2016	2/26/2007[2]			17,162	248,506
	2/25/2005	40,000			19.29	2/25/2015	2/26/2007[3]			34,325	497,026
	1/18/2001	22,875			34.77	1/18/2011	3/3/2006[2]			13,210	191,281
	3/16/2000	22,875			42.29	3/16/2010	3/3/2006[3]			26,420	382,562
	9/16/1999	8,169			37.18	9/16/2009
	3/18/1999	8,169			36.66	3/18/2009

Phillip D. Wright	2/25/2008		30,463		36.50	2/25/2018	2/25/2008[2]			11,946	172,978
	2/26/2007	11,305	22,610		28.30	2/26/2017	2/25/2008[3]			23,893	345,971
	3/3/2006	16,090	8,046		21.67	3/3/2016	2/26/2007[2]			13,349	193,294
	2/25/2005	40,000			19.29	2/25/2015	2/26/2007[3]			26,697	386,573
	2/5/2004	55,000			9.93	2/5/2014	3/3/2006[2]			10,458	151,432
	11/27/2002	75,000			2.58	11/27/2012	3/3/2006[3]			20,916	302,864
	2/11/2002	70,000			15.86	2/11/2012
	9/19/2001	17,500			26.79	9/19/2011
	1/18/2001	9,803			34.77	1/18/2011
	3/16/2000	20,424			42.29	3/16/2010
	9/16/1999	8,169			37.18	9/16/2009
	3/18/1999	8,169			36.66	3/18/2009

Alan S. Armstrong	2/25/2008		30,463		36.50	2/25/2018	2/25/2008[2]			11,946	172,978
	2/26/2007	11,305	22,610		28.30	2/26/2017	2/25/2008[3]			23,893	345,971
	3/3/2006	16,090	8,046		21.67	3/3/2016	2/26/2007[2]			13,349	193,294
	2/25/2005	40,000			19.29	2/25/2015	2/26/2007[3]			26,697	386,573
	2/5/2004	55,000			9.93	2/5/2014	3/3/2006[2]			10,458	151,432
	11/27/2002	10,000			2.58	11/27/2012	3/3/2006[3]			20,916	302,864
	5/16/2002	7,917			15.71	5/16/2012
	2/11/2002	12,500			15.86	2/11/2012
	1/18/2001	14,297			34.77	1/18/2011
	3/16/2000	11,437			42.29	3/16/2010
	9/16/1999	5,719			37.18	9/16/2009
	3/18/1999	5,719			36.66	3/18/2009

Stock Options

[1]	The following table reflects the vesting schedules for associated stock option grant dates for awards that had not been 100% vested as of December 31, 2008:

Grant Date	Vesting Schedule	Vesting Dates

2/25/2008	One-third vests each year for three years	2/25/2009, 2/25/2010, 2/25/2011
2/26/2007	One-third vests each year for three years	2/26/2008, 2/26/2009, 2/26/2010
3/03/2006	One-third vests each year for three years	3/03/2007, 3/03/2008, 3/03/2009

Stock Awards

[2]	The following table reflects the vesting dates for associated time-based restricted stock unit award grant dates:

Grant Date	Vesting Schedule	Vesting Dates

2/25/2008	100% vests in three years	2/25/2011
2/26/2007	100% vests in three years	2/26/2010
3/03/2006	100% vests in three years	3/03/2009

[3]	All performance-based restricted stock units are subject to attainment of performance targets established by the Compensation Committee. These awards will vest no earlier than the end of the performance period and therefore do not have a specific vesting date. The awards included on the table are outstanding as of December 31, 2008.

[4]	Values are based on a closing stock price of $14.48 on December 31, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table sets forth certain information with respect to options exercised by the NEO and stock that vested during fiscal year 2008:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting

Steven J. Malcolm	5,446	$20,771	233,092	$7,511,879
Donald R. Chappel	25,000	795,593	49,942	1,682,045
Ralph A. Hill	38,780	959,379	36,994	1,244,654
Phillip D. Wright	91,338	2,901,095	36,994	1,244,654
Alan S. Armstrong	7,624	29,795	36,994	1,244,654

The amounts realizable from prior compensation thus far have not been a material factor when the Compensation Committee determines pay. The Compensation Committee sets pay based on a target total compensation amount. How much compensation the NEOs receive depends on stock market performance of the Company’s shares.

Retirement Plan

The retirement plan for the Company’s NEOs consists of two programs: the pension plan and the retirement restoration plan as described below. Together these plans provide the same benefits to our NEOs as the pension plan provides to all other employees of the Company. The retirement restoration plan was implemented to address the Code’s annual compensation limit.

Pension Plan

Our NEOs who have completed one year of service participate in our pension plan on the same terms as our other employees. Our pension plan is a noncontributory, tax qualified defined benefit plan (with a cash balance design) subject to the Employee Retirement Income Security Act of 1974, as amended.

Each year, participants earn compensation credits that are posted to their cash balance account. The annual compensation credits are equal to the sum of a percentage of eligible pay (base pay and certain bonuses) and a percentage of eligible pay greater than the social security wage base. The percentage credited is based upon the participant’s age as shown in the following table:

	Percentage of		Percent of Eligible Pay Greater
Age	Eligible Pay		than the Social Security Wage Base

Less than 30	4.5%	+	1%
30-39	6%	+	2%
40-49	8%	+	3%
50 or over	10%	+	5%

For participants who were active employees and participants under the plan on March 31, 1998, and April 1, 1998, the percentage of eligible pay is increased by 0.3% multiplied by the participant’s total years of benefit service earned as of March 31, 1998.

In addition, interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan.

The monthly annuity available to those who take normal retirement is based on the participant’s account balance as of the date of retirement. Normal retirement age is 65. Early retirement eligibility begins at 55. At retirement, participants may choose to receive a single-life annuity or they may choose one of several other forms of payment having an actuarial value equal to that of the single-life annuity.

Retirement Restoration Plan

The Code limits the pension benefits based on the annual compensation limit that can be accrued in tax-qualified defined benefit plans, such as our pension plan. Any reduction in an NEO’s pension benefit accrual due to these limits will be compensated, subject to a cap, under an unfunded top hat plan, our retirement restoration plan.

The elements of compensation that are included in applying the payment and benefit formula for the retirement restoration plan are the same elements that are used, except for application of a cap, in the base pension plan for all employees. The elements of pay included in that definition are total base pay, including any overtime, base pay-reduction amounts, and cash bonus awards, if paid (unless specifically excluded under a written bonus or incentive-pay arrangement). Specifically excluded from the definition are severance pay, cost-of-living pay, housing pay, relocation pay (including mortgage interest differential), taxable and non-taxable fringe benefits and all other extraordinary pay, including any amounts received from equity compensation awards.

With respect to bonuses, annual cash incentives are considered in determining eligible pay under the pension plan. Long-term equity compensation incentives are not considered.

Pension Benefits for 2008

The following table sets forth certain information with respect to the actuarial present value of the accrued benefit under the qualified pension and retirement restoration plan:

		Number of		Payments
		Years Credited	Present Value of	During Last
Name	Plan Name	Services	Accrued Benefit[1]	Fiscal Year

Steven J. Malcolm2 3	Pension Plan	25	$634,650	—
	Retirement Restoration Plan	25	3,548,292	—
Donald R. Chappel[3]	Pension Plan	6	154,945	—
	Retirement Restoration Plan	6	801,236	—
Ralph A. Hill	Pension Plan	25	400,217	—
	Retirement Restoration Plan	25	764,172	—
Phillip D. Wright	Pension Plan	20	366,719	—
	Retirement Restoration Plan	20	874,152	—
Alan S. Armstrong	Pension Plan	23	271,701	—
	Retirement Restoration Plan	23	507,283	—

[1]	The primary actuarial assumptions used to determine the present values include an annual interest credit to normal retirement age equal to 5%, a discount rate equal to 6.0%.

[2]	If Mr. Malcolm were to retire from active service prior to age 65, he would be eligible to receive an enhanced retirement based on his Rule of 55 eligibility. The Rule of 55 is a transition benefit that was provided to all employees meeting the eligibility criteria at the time the Company’s pension plan was converted from a final average pay formula to a cash balance formula. To be eligible for the Rule of 55 enhancement an employee’s age and years of service at the time of the cash balance conversion in 1998 must have totaled 55.

[3]	Mr. Malcolm and Mr. Chappel are the only NEOs eligible to retire as of 12/31/2008.

Nonqualified Deferred Compensation

A nonqualified deferred compensation table has not been disclosed because we do not provide this type of program for any of our NEOs or other employees.

Change In Control Agreements

We have entered into change in control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company.

The agreements define a “change in control” as any of the following:

•	Any person or group (other than an Affiliate of Williams or an employee benefit plan of Williams or an Affiliate of Williams) becomes a Beneficial Owner, as such term is defined under the Exchange Act, of 20% or more of the Company’s common stock or 20% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person owned both more than 75% of common stock and Voting Securities, directly or indirectly, immediately before such acquisition in substantially the same proportion as their ownership immediately before such acquisition;

•	The Williams directors as of a date certain (“Existing Directors”) and directors approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of the directors of Williams;

•	Consummation of any merger, consolidation, recapitalization or reorganization or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the person who was the direct or indirect owner of the outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately, after the transaction the owner of at least 65% of the common stock then outstanding and Voting Securities representing 65% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportion as that person’s ownership immediately before such Reorganization Transaction;

•	approval by the stockholders of Williams of the complete liquidation of Williams or the sale or other disposition of all or substantially all of the consolidated assets of Williams other than a transaction that would result in (i) a related party owning more than 50% of the assets of Williams immediately prior to the transaction; or (ii) the persons who were the direct or indirect owners of Williams outstanding common stock and Voting Securities prior to the transaction continues to own, directly or indirectly, 50% or more of the assets owned by Williams immediately prior to the transaction.

A change in control shall not occur if:

•	the NEO agrees in writing prior to an event that such an event is not a change in control; or

•	the Board determines that a liquidation, sale or other disposition, described in the fourth bullet above, that was approved by the stockholders shall not occur, except to the extent termination occurred prior to such determination.

If during the term of the agreement, a change in control occurs, each NEO is entitled to the following:

If the employment of any NEO is terminated (i) other than for “cause” (as defined below), disability (a physical or mental infirmity which impairs the NEO’s ability to substantially perform his duties for twelve months or more), death or a “disqualification disaggregation” (as defined below) or (ii) he resigns for “good reason” (generally, a material adverse change in the NEO’s title, position or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, relocation, a material reduction in the level of employee benefits, a material breach by the Company of its obligations under the change in control agreement, a successor company’s failure to honor the agreement, or the failure of the Board to provide written notice of the act or omission constituting “cause”) each is entitled to the following:

•	Within 10 days after the termination date:

—	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, and accrued but unpaid paid time off (lump sum payment);

•	On the first business day following six months after the termination date:

—	Prorated annual bonus for the year of separation through the termination date (lump sum payment);

—	A severance amount equal to three times his then base salary plus an annual bonus amount (such bonus amount being his target percentage times his base salary in effect at the termination date as if performance goals were achieved at 100%) (lump sum payment);

—	Receipt of an amount equal to three times the total allocations made by Williams for the NEO in the preceding calendar year under our retirement restoration plan (lump sum payment);

—	Receipt of an amount equal to the sum of the value of the unvested portion of the NEO’s accounts or accrued benefits under the Company’s 401K plan (lump sum payment);

•	Continued participation in the Company’s medical benefit plans for the lesser of a post-termination coverage period that has been elected by the NEO or 18 months, in the same manner and at the same cost of similar situated employees;

•	All restrictions on stock options held by the NEO shall lapse, and the options shall vest and become immediately exercisable;

•	All restricted stock shall vest and shall be paid out only in accordance with the terms of the respective award agreements;

•	Continued participation in the Company’s Directors and Officers Liability Insurance for six years;

•	Indemnification as set forth under the Company’s bylaws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000.

In addition, each NEO’s is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Code.

If, an NEOs employment is terminated for cause, other than good reason or death or disability the NEO is entitled to:

•	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, and accrued but unpaid paid time off (lump sum payment);

“Cause” means an NEO’s

•	conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his duties which has an adverse effect on Williams or any of its subsidiaries or affiliates;

•	willful or reckless violation or disregard of the code of business conduct of Williams or the policies of its subsidiaries;

•	habitual or gross neglect of his duties.

Cause generally does not include bad judgment or negligence, acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board determines that the NEO had satisfied the standards of conduct for indemnification or reimbursement under the Company’s bylaws or indemnification agreement, or failure to meet performance goals, objectives or measures if efforts to do so were made in good faith within a defined period.

A “disqualification disaggregation” means:

•	the termination of an NEO from Williams or an Affiliate’s employ prior to the date of a change in control for any reason including, terminations effected by a spin off, sale or other disaggregation by Williams or such Affiliate of a business unit;

•	the termination of an NEO’s employment by a successor after the date of the change in control and ending on the second anniversary of the change in control due to a disaggregation if the NEO is employed in substantially the same position and the Williams change in control agreement is assumed by the successor.

Termination Scenarios

The following table sets forth circumstances that provide for payments to the NEOs following or in connection with a change in control of the Company, or an NEO’s termination of employment, including resignation, severance, retirement, death and disability. NEOs are generally eligible to retire at the earlier of age 55 and completion of 3 years of service or age 65.

All values are based on a termination date of December 31, 2008, as well as a closing stock price of $14.48 on such date, the last business day of the year. The values shown are intended to provide reasonable estimates of the potential benefits the NEOs would receive upon termination. Because the values are based on various assumptions they may not represent the actual amount received. In addition to the amounts disclosed in the following table, the NEOs would retain the amounts that have been earned over the course of their employment prior to the termination event, such as the NEOs accrued retirement benefits and previously vested stock options and restricted stock units.

		For		Death &	Not for
Name	Payment	Cause[1]	Retirement[2]	Disability[3]	Cause[4]	CIC[5]

Malcolm, Steven J	AIP Reserve	—	$546,173	$546,173	$546,173	$546,173
	Stock options	—	—	—	—	—
	Stock awards	—	2,675,550	2,675,550	2,675,550	4,230,940
	Cash Severance	—	—	—	—	6,600,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	15,957
	RRP Enhancement	—	—	—	—	1,692,013
	Tax Gross Up	—	—	—	—	5,112,608

	Total	—	$3,221,723	$3,221,723	$3,221,723	$18,222,691

Chappel, Donald R	AIP Reserve	—	135,159	135,159	135,159	135,159
	Stock options	—	—	—	—	—
	Stock awards	—	1,469,777	1,807,299	1,807,299	2,482,350
	Cash Severance	—	—	—	—	3,150,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	23,514
	RRP Enhancement	—	—	—	—	558,032
	Tax Gross Up	—	—	—	—	2,170,788

	Total	—	$1,604,936	$1,942,458	$1,942,458	$8,544,843

Hill, Ralph A	AIP Reserve	—	164,064	164,064	164,064	164,064
	Stock options	—		—	—	—
	Stock awards	—	1,164,218	1,435,046	1,435,046	1,976,708
	Cash Severance	—	—	—	—	2,400,750
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	23,165
	RRP Enhancement	—	—	—	—	406,671
	Tax Gross Up	—	—	—	—	—

	Total	—	$1,328,282	$1,599,110	$1,599,110	$4,996,358

Wright, Phillip D	AIP Reserve	—	97,352	97,352	97,352	97,352
	Stock options	—	—	—	—	—
	Stock awards	—	914,953	1,127,670	1,127,670	1,553,110
	Cash Severance	—	—	—	—	2,475,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	16,172
	RRP Enhancement	—	—	—	—	476,926
	Tax Gross Up	—	—	—	—	—

	Total	—	$1,012,305	$1,225,023	$1,225,023	$4,643,561

Armstrong, Alan S	AIP Reserve	—	167,819	167,819	167,819	167,819
	Stock options	—	—	—	—	—
	Stock awards	—	914,953	1,127,670	1,127,670	1,553,110
	Cash Severance	—	—	—	—	2,400,750
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	23,514
	RRP Enhancement	—	—	—	—	360,989
	Tax Gross Up	—	—	—	—	—

	Total	—	$1,082,772	$1,295,490	$1,295,490	$4,531,183

[1]	If an NEO is terminated for cause or leaves the Company voluntarily, no additional benefits will be received.

[2]	If an NEO retires then all unvested stock options will fully accelerate. A pro-rated portion of the unvested time based restricted stock units will accelerate and a pro-rated portion of any performance based restricted stock units will vest pending certification by the Compensation Committee that the performance measures were met.

[3]	If an NEO dies or becomes disabled then all unvested stock options will fully accelerate. All unvested time based restricted stock units will fully accelerate and a pro-rated portion of any performance based restricted stock units will vest pending certification by the Compensation Committee that the performance measures were met.

[4]	If an NEO is terminated without cause then all unvested stock options cancel. All unvested time based restricted stock units will fully accelerate and a pro-rated portion of any performance based restricted stock units will vest pending certification by the Compensation Committee that the performance measures were met.

[5]	Upon a change in control, all unvested stock options accelerate. All unvested time based restricted stock units fully accelerate and performance based restricted stock units will accelerate at target.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance based restricted stock units. If the award is covered by Section 409A of the Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event.

COMPENSATION OF DIRECTORS

2008 Compensation

Only non-employee directors receive director fees. In 2008, the Company paid non-employee directors:

•	$110,000 annual retainer ($75,000 paid in cash and $35,000 paid in stock); and

•	3,000 restricted stock units.

Chairpersons of each of the Compensation, Finance, Litigation, and Nominating and Governance Committees received an additional annual retainer of $10,000 while the chairperson of the Audit Committee received an additional annual retainer of $15,000. Mr. Howell received additional compensation of $20,000 for his services as Lead Director in 2008.

Through The Williams Companies Inc. 2007 Incentive Plan, each non-employee director annually receives a form of long-term equity compensation approved by the Nominating and Governance Committee. Non-employee directors generally receive their awards on the date of the annual stockholders meeting. An individual who becomes a non-employee director after the annual meeting but prior to August 1 will be granted the full compensation paid as of December 15. An individual who becomes a non-employee director on or after August 1 and on or before December 15 will be granted pro-rated compensation paid as of December 15. An individual who becomes a non-employee director on or after December 16 and prior to the next annual meeting of stockholders will be granted pro-rated compensation as of date of the annual meeting.

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings, which generally include the use of Company aircraft. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in Director education programs. In addition, the Company pays premiums on directors’ and officers’ liability insurance policies covering directors. Directors are also eligible to participate in the:

•	Williams Matching Grant Program for eligible charitable organizations; and

•	The United Way Program.

The Williams Matching Grant Program and the United Way Program are available to all Williams’ employees. The maximum gift total for a participant in the Matching Grant Program is $10,000 in any calendar year. No match is made to the United Way under the Matching Grant Program unless the giving relates to a natural disaster or is applied to the funding of a capital campaign at a United Way funded agency. Under the United Way Program there are no limits to the match if given through the annual Williams United Way campaign.

Director Compensation for Fiscal Year 2008

The compensation received by each director in 2008 is outlined in the table below:

					Change in
					Pension
					Value and
	Fees	Fees			Nonqualified
	Earned	Earned		Non-Equity	Deferred
	or Paid	or Paid	Option	Incentive Plan	Compensation	All Other
Name	in Cash[1]	in Stock[2]	Awards	Compensation	Earnings	Compensation[3]	Total

Joseph R. Cleveland	$75,000	$147,770	—	—	—	—	$222,770
Kathleen B. Cooper	75,000	147,770	—	—	—	$5,861	228,631
Irl F. Engelhardt	75,000	147,770	—	—	—	10,000	232,770
William R. Granberry	75,000	147,770	—	—	—	3,030	225,800
William E. Green	85,000	147,770	—	—	—	1,010	233,780
Juanita H. Hinshaw	95,000	147,770	—	—	—	—	242,770
William R. Howell	105,000	147,770	—	—	—	5,050	257,820
Charles M. Lillis	85,000	147,770	—	—	—	10,000	242,770
George A. Lorch	95,000	147,770	—	—	—	8,250	251,020
William G. Lowrie	90,000	147,770	—	—	—	42,421	280,191
Frank T. MacInnis	85,000	147,770	—	—	—	5,050	237,820
Janice D. Stoney	75,000	147,770	—	—	—	10,000	232,770

[1]	The fees paid in cash are itemized in the chart below.

Committee and Lead Director Cash Retainers

	Annual Cash			Nominating
	Retainer			and
	Including	Audit	Compensation	Governance	Finance	Special		Special
	Service on	Committee	Committee	Committee	Committee	Litigation	Lead	Litigation
	Two	Chair	Chair	Chair	Chair	Chair	Director	Committee
	Committees	Retainer	Retainer	Retainer	Retainer	Retainer	Retainer	Retainer	Total

Cleveland	$75,000	—	—	—	—	—	—	—	$75,000
Cooper	75,000	—	—	—	—	—	—	—	75,000
Engelhardt	75,000	—	—	—	—	—	—	—	75,000
Granberry	75,000	—	—	—	—	—	—	—	75,000
Green	75,000	—	—	—	—	—	—	$10,000	85,000
Hinshaw	75,000	—	—	—	$10,000	—	—	10,000	95,000
Howell	75,000	—	$10,000	—	—	—	$20,000	—	105,000
Lillis	75,000	—	—	—	—	—	—	10,000	85,000
Lorch	75,000	—	—	—	—	$10,000	—	10,000	95,000
Lowrie	75,000	$15,000	—	—	—	—	—	—	90,000
MacInnis	75,000	—	—	$10,000	—	—	—	—	85,000
Stoney	75,000	—	—	—	—	—	—	—	75,000

[2]	Represents the grant date fair value of the fees earned in both common stock and restricted stock units for the Board. The value shown in the “fees earned or paid in stock” column is both the grant date fair value and the disclosable amount based on the amount of the financial accounting charge to earnings for 2008. Because the stock is not at risk of forfeiture at the time of grant the full amount of the accounting charge associated with the grants was taken in 2008.

[3]	All other compensation includes matching contributions made on behalf of the Board to charitable organizations through the Matching Grants Program or the United Way Program.

Outstanding Awards as of Fiscal Year End 2008

The aggregate number of stock options outstanding at fiscal year end is as follows:

		Number of
	Number of	Securities
	Shares or Units	Underlying
	of Stock	Unexercised Options
Name	Outstanding	Exercisable

Joseph R. Cleveland	3,000	—
Kathleen B. Cooper	6,000	4,500
Irl F. Engelhardt	6,000	12,000
William R. Granberry	6,000	9,000
William E. Green	6,000	35,072
Juanita H. Hinshaw	6,000	15,000
William R. Howell	14,282	53,072
Charles M. Lillis	7,406	28,536
George A. Lorch	45,296	43,631
William G. Lowrie	29,446	—
Frank T. MacInnis	6,000	53,072
Janice D. Stoney	28,194	50,893

2009 Compensation

Consistent with best practices, in an effort to provide a more targeted level of annual compensation to our non-employee directors, the Nominating and Governance Committee approved a change to the 2009 compensation program. For their service non-employee directors will continue to receive $110,000 as an annual retainer. The entire amount will be paid in cash. Non-employee directors will also receive an annual restricted stock award valued at $115,000 on the date of grant.

Fees for the Lead Director and committee chairpersons will continue to be paid in cash. The Lead Director fee and the Audit Committee chair fee have been increased to $25,000 and $20,000 respectively. The chairpersons of the Compensation, Finance, Nominating and Governance and Litigation Committees will continue to receive an annual retainer of $10,000.

The changes described above are based on the Nominating and Governance Committee’s independent compensation consultant’s review of compensation of the non-employee directors utilizing the same 18 comparator companies used for the Company’s 2008 executive compensation comparisons. For additional perspective, comparator group data was supplemented by information from the Frederic W. Cook 2007 Director Compensation Survey.

EQUITY COMPENSATION STOCK PLANS

Securities authorized for issuance under equity compensation plans

The following table provides information concerning our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2008, including The Williams Companies, Inc. 2007 Incentive Plan, The Williams Companies, Inc. 2002 Incentive Plan, The Williams Companies, Inc. Stock Plan for Non-Officer Employees, The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors and The Williams Companies, Inc. 1998 Stock Plan.

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued	Weighted-Average	Under Equity Compensation
	upon Exercise of	Exercise Price of	Plans (Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights[1]	Warrants and Rights[2]	1st Column of This Table)

Equity Compensation plans approved by security holders	15,896,358	$17.66	16,378,490
Equity Compensation plans not approved by security holders[3]	297,744	$34.55	0

Total	16,194,102	$18.10	16,378,490

[1]	Includes 4,682,840 shares of restricted stock units, all of which were approved by security holders.

[2]	Excludes the shares issuable upon the vesting of restricted stock units included in the first column of this table for which there is no weighted-average price.

[3]	These plans were terminated upon stockholder approval of the 2007 Incentive Plan. Options outstanding in these plans remain in the plans subject to their terms. Those options generally expire 10 years after the grant date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the financial reporting process of Williams on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, independent auditors and the general counsel. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at http://www.williams.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, evaluate and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•	reviewed and discussed the audited financial statements in Williams’ annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	reviewed with Ernst & Young LLP, Williams’ independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of Williams’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•	received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•	discussed with Ernst & Young LLP its independence from management and Williams and considered the compatibility of the provision of non-audit services by the independent auditors with the auditors’ independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	discussed with Williams’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Williams’ internal controls and the overall quality of Williams’ financial reporting;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC; and

•	recommended, together with the Board, subject to stockholder approval, the selection of Ernst & Young LLP to serve as Williams’ independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

— William G. Lowrie, chairman
— Joseph R. Cleveland
— Irl F. Engelhardt
— William E. Green
— Juanita H. Hinshaw

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board has appointed, subject to stockholder approval, the firm of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2009. The firm of Ernst & Young LLP has served us in this capacity for many years. A representative of Ernst & Young LLP will be present at the annual meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. In the event a majority of the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2009, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

As required by our Audit Committee charter, we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent auditor. Although ratification is not required by Delaware law, our articles or our by-laws, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Ernst & Young LLP is ratified, our Audit Committee may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS OF WILLIAMS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2009.

Principal Accountant Fees and Services

Fees for professional services provided by our independent auditors for each of the last two fiscal years in each of the following categories are:

	2008	2007
	(Millions)

Audit Fees	$14.4	$15.4
Audit-Related Fees	0.7	1.3
Tax Fees	0.3	0.3
All Other Fees	—	—

	$15.4	$17.0

Fees for audit services in 2008 and 2007 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our assessment of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Audit-related fees in 2008 and 2007 primarily include audits of investments and joint ventures, and audits of employee benefit plans. Tax fees in 2008 and 2007 include tax planning, tax advice and tax compliance.

Tax Services.  Ernst & Young LLP does not provide tax services to our NEOs.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of Ernst & Young LLP, our independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee for which advance approval is requested. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2008, 100% of Ernst & Young LLP’s fees were pre-approved by the Audit Committee.

Our Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to our Audit Committee Charter available on our website at http://www.williams.com at the Corporate Responsibility/Corporate Governance/Board Committees/Audit Committee Charter tab.

PROPOSAL 3 — STOCKHOLDER PROPOSAL

A stockholder proposes to present the following resolution for adoption at the annual meeting of stockholders. The Company will promptly provide the name, address and stock holding of the stockholder upon oral or written request directed to our corporate secretary. In accordance with applicable proxy regulations, the proposal and supporting statements, for which the Company accepts no responsibility, are set forth below.

RESOLUTION

That the shareholders of THE WILLIAMS COMPANIES, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

Greater accountability and independence of directors is the objective of this proposal. One Director of Williams, Charles Lillis, obviously did not show independence in his service as a director of Washington Mutual where investors had to demand enactment of objectives of a shareholder proposal which was approved by shareholders but disregarded by directors.

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hill Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

COMPANY RESPONSE TO PROPOSAL 3

THE BOARD OF DIRECTORS OF WILLIAMS UNANIMOUSLY RECOMMENDS
A VOTE “AGAINST” THIS PROPOSAL 3.

The Board has carefully considered this stockholder proposal and believes that the proposal, which seeks to declassify the Board and to have annual elections of all directors, is not in the best interests of our stockholders and the Company. Under the Company’s Certificate of Incorporation, the Board is divided into three classes of directors with staggered three-year terms. Accordingly, stockholders elect approximately one-third of the directors each year, and the entire Board can be replaced in the course of three annual meetings. The Board believes that a classified Board is more advantageous to and better serves the long-term interests of the Company and its stockholders for the reasons discussed below. The Board believes that each of the benefits of a classified Board that are discussed below are particularly important now in light of depressed stock prices that currently prevail in the marketplace.

Stability and Continuity

Three-year staggered terms are designed to provide stability and to provide a framework in which, at any given time, a majority of directors will have had prior experience as directors of the Company and a more thorough knowledge of the Company’s operations and strategy. Directors who have experience with the Company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its stockholders. In addition, because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, a classified Board may strengthen the Company’s ability to recruit and retain prominent and highly-qualified directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that its classified structure has helped to attract well-qualified directors who are willing to make a significant commitment to the Company and its stockholders for the long term. In addition, in light of the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public company boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be limited to a one-year term.

Accountability to Stockholders

The Board believes that the benefits of our classified Board structure do not come at the cost of directors’ accountability to stockholders. Directors elected to three-year terms are not any less accountable or responsive to stockholders than directors elected annually, since all directors are required to act in the best interests of our stockholders and the Company, in accordance with their fiduciary duties under Delaware law, regardless of the length of their terms. Moreover, the Board has implemented a number of measures to further promote Board accountability and good corporate governance. For example, the Board has adopted a majority vote standard for the election of directors in uncontested elections and has adopted a policy whereby incumbent directors who do not receive a majority of the votes cast must tender their resignation. We believe that overall accountability of the Board is achieved through our stockholders’ selection of responsible, experienced and respected individuals as directors and is not compromised by the length of any director’s term.

Protection Against Unfair Takeover Attempts

The Board believes that a classified Board plays an important role in protecting against an unsolicited takeover proposal at a price that is not in the long-term best interests of the Company and its stockholders. A mere attempt to obtain control, even if unsuccessful, can seriously disrupt the conduct of a company’s business and cause it to incur substantial expense. Classified board structures have been shown to be an effective means of protecting long-term stockholder interests against these types of abusive tactics. While a classified Board does not prevent or preclude unsolicited takeover attempts, it encourages potential acquirers to negotiate with the Board and to offer a full and fair price in order to provide maximum value to our stockholders. Because only one-third of the Company’s directors are elected at any annual meeting of stockholders, at least two annual meetings would be required to replace a majority of the Board and to dismantle other stockholder protection measures. This gives the directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, weigh alternative proposals and ultimately negotiate the best result for all stockholders.

The Board has carefully considered this proposal and the arguments for and against a classified board structure. For the reasons discussed above, the Board has concluded that the Company’s classified board structure continues to promote the best interests of our stockholders and the Company.

FOR THESE REASONS, WE RECOMMEND A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Williams under the Securities Act or the Exchange Act, except to the extent that Williams specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s Internet website at http://www.sec.gov.

Our Internet website is http://www.williams.com. We make available free of charge through the Investors tab of our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our corporate governance guidelines, director independence standards, Code of Ethics for Senior Officers, Board committee charters and the Williams Code of Business Conduct are also available on our Internet website. We will also provide, free of charge, a copy of any of our corporate documents listed above upon written request to our corporate secretary at Williams, One Williams Center, MD 47, Tulsa, Oklahoma 74172.

By order of the Board of Directors,

La Fleur Browne
Corporate Secretary

Tulsa, Oklahoma
April 22, 2009

Annual Meeting Proxy Card

Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A. Proposals

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

1. Election of Directors.

	For	Against	Abstain		For	Against	Abstain

01 — Irl F. Engelhardt	☐	☐	☐	04 — George A. Lorch	☐	☐	☐
02 — William E. Green	☐	☐	☐
03 — W. R. Howell	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposal 2.

2.	Ratification of Auditors

	For	Against	Abstain

Ratification of Ernst & Young LLP as auditors for 2009	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” proposal 3.

3. Stockholder proposal relating to the election of directors annually.

	For	Against	Abstain

Stockholder proposal relating to the election of directors annually	☐	☐	☐

4. To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

Mark this box with an X if you have made comments below.  ☐

B. Non-Voting Items

C. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy) / /

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Proxy — The Williams Companies, Inc.

Proxy Solicited on Behalf of the Board of Directors of Williams for the Annual Meeting of Stockholders on May 21, 2009.

The undersigned stockholder of The Williams Companies, Inc. (“Williams”) hereby appoints STEVEN J. MALCOLM, DONALD R. CHAPPEL and JAMES J. BENDER, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Williams’ Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams to be held on the 21st day of May, 2009, and at any and all adjournments thereof on all matters coming before said meeting.

Election of Directors, Nominees:

(01) Irl F. Engelhardt, (02) William E. Green, (03) W. R. Howell, (04) George A. Lorch

To participants in The Williams Investment Plus Plan: This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of the Plan listed above. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. But you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy, when properly executed, will be voted in the manner directed herein.

Telephone and Internet Voting Instructions

You can vote by telephone or Internet. Available 24 hours a day 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

•	Go to the following web site: www.edocumentview.com/wmb

•	Enter the information requested on your computer screen and follow the simple instructions.

•	Mark, sign and date the proxy card.

•	Return the proxy card in the postage-paid envelope provided.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 21, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING MAY 21, 2009. The proxy statement and annual report are available at [http://www.proxydocs.com/wmb].

THANK YOU FOR VOTING

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